Exhibit 99.1
EXECUTION COPY

AGREEMENT AND PLAN OF
MERGER
by and among
COLUMBUS MIDCO HOLDINGS, INC.,
COLUMBUS MERGERCO, INC.,
and
FIDELITY SEDGWICK HOLDINGS, INC.
Dated as of April 20, 2010

i

Schedules:

Schedule 3.1(c)	Company Options
Schedule 3.2(b)	Option Holders
Schedule 3.3(a)	Company Subsidiaries
Schedule 3.3(b)	Ownership of Company Subsidiaries
Schedule 3.4(b)	Governmental Approvals
Schedule 3.6	Indebtedness
Schedule 3.7(a)	Leased Real Property
Schedule 3.8	Material Contracts
Schedule 3.9	Plans
Schedule 3.10	Intellectual Property
Schedule 3.13	Taxes
Schedule 3.14	Absence of Changes
Schedule 3.15	Insurance
Schedule 3.18	Affiliate Transactions
Schedule 3.19	Referral Fees
Schedule 5.1	Conduct of Business
Schedule 5.6	Employee Matters
Schedule 5.10	Intercompany Accounts
Schedule 6.3	Closing Consents
Schedule 9.1	Knowledge of the Company
Annexes:

Annex 1	Closing Statement Example
Annex 2	Reserved
Annex 3	Life of Claim Liabilities and Permanent Liabilities Examples
Exhibits:

Exhibit A	Officers of Surviving Corporation
Exhibit B	Reserved
Exhibit C	List of Services
Exhibit D	Reserved
Exhibit E	Escrow Agreement
Exhibit F	Key Executive Employment Agreement

v

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 20, 2010, among Columbus Midco Holdings, Inc., a Delaware corporation (the “Parent”), Columbus Mergerco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Sub”), Fidelity Sedgwick Holdings, Inc., a Delaware corporation (the “Company”), for purposes of the rights and obligations, as the case may be, expressly set forth in Article II, Article VII, Article VIII and Sections 10.9 and 10.12 hereof only, the Representative (as defined below), and for purposes of the rights and obligations, as the case may be, expressly set forth in Section 5.7(d) hereof only, Fidelity National Financial, Inc. (“FNF”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 9.1.
RECITALS
     WHEREAS, the respective boards of directors of each of the Parent and the Sub and the Board have approved and declared advisable this Agreement and the merger of the Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”) and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders; and
     WHEREAS, substantially concurrently herewith, all of the Company’s stockholders have executed and delivered written consents adopting this Agreement and approving the Merger.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Sub in accordance with the DGCL.
     1.2. Closing. The closing of the Merger (the “Closing”) will take place (a) at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. New York City time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than the conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction of such conditions), provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (excluding the conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by the Parent on three (3) Business Days’ written notice to the Company and (ii) the first Business Day immediately following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso), or (b) on such other date and time as the Company and the Parent shall agree (the actual date and time of the Closing, the “Closing Date”).
     1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
     1.5. Certificate of Incorporation and By-Laws.
          (a) At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to be identical to the certificate of incorporation of the Sub as in effect immediately prior to the Effective Time. Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.
          (b) The by-laws of the Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.
     1.6. Directors. From and after the Effective Time, the directors of the Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall serve on the Surviving Corporation’s board of directors, until their respective successors are duly elected and qualified.
     1.7. Officers. Unless otherwise specified by the Parent in written notice delivered to the Company at least three Business Days prior to the Closing Date, the officers set forth on Exhibit A shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; PAYMENT PROCEDURES; CANCELLATION OF OPTIONS;
INITIAL MERGER CONSIDERATION ADJUSTMENTS
     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of the Sub:
          (a) Capital Stock of the Sub. Each issued and outstanding share of capital stock of the Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Stock that is owned by the Company and each share of Company Stock that is owned by the Parent, the Sub or any other subsidiary of the Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Stock. (i) Each share of Common Stock issued and outstanding (other than shares of Common Stock to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the sum of (x) the Initial Common Stock Cash Consideration in cash, without interest, and (y) a portion of the Escrow Funds (the “Escrow Consideration”), such portion determined as provided in the Escrow Agreement. The “Initial Merger Consideration” means the sum of the Initial Common Stock Cash Consideration and the Escrow Consideration.
          (ii) As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive for each share the Initial Common Stock Cash Consideration, without interest upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.2, plus, in the case of each such share of Common Stock, the right to receive its applicable fractional interest in the Escrow Consideration, if any, in each case, in accordance with the applicable terms hereof and the Escrow Agreement.
          (d) Withholding Tax. Subject to Section 10.7, the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal

Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. For the avoidance of doubt, the full amount of any withholding required with respect to the consideration to be paid to a holder of Common Stock under Section 2.1(c)(i) may be withheld from the Initial Common Stock Cash Consideration payable to such holder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.
     2.2. Payment Procedures. Immediately after the Effective Time, the Parent shall cause the Surviving Corporation to pay the Initial Common Stock Cash Consideration to each holder of Common Stock that has (a) either tendered to the Company certificate(s) representing all of such holder’s shares of Common Stock to be converted in the Merger (such certificates to be duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, in either case, and with wire instructions for such holder’s receipt of such payment) or delivered a lost certificate affidavit in form reasonably satisfactory to the Parent to the effect that such certificates have been lost, stolen or destroyed (and, if required by the Parent, the posting by such holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to that certificate) and (b) duly consented to the Merger in accordance with Section 228 of the DGCL.
     2.3. Deemed Option Exercise.
          (a) Immediately prior to the Effective Time, each Company Option which is then outstanding and unvested shall become vested. At the Effective Time, each Company Option (including Company Options that become vested pursuant to the prior sentence) shall be automatically converted into the right to receive the consideration provided in Section 2.1(c) with respect to the number of whole and fractional shares of Common Stock that would have resulted from a net exercise of each such Company Option (collectively, the “Deemed Shares”), such consideration to be paid to the Option Holder under the same terms and conditions as applicable to shares of Common Stock then issued and outstanding (other than shares of Common Stock to be canceled in accordance with Section 2.1(b)). The portion of such consideration consisting of the Initial Common Stock Cash Consideration shall be paid to the Option Holders immediately after the Effective Time, and the remaining portion shall be paid to the Option Holders as and if the same becomes due and payable, in accordance with the applicable terms hereof and the Escrow Agreement. To determine the number of whole and fractional shares resulting from the deemed net exercise for purposes of the prior sentence, the Company Options shall be treated as though they were exercised pursuant to the net exercise provision contained in Section 8(e) of the Option Plan; provided, that (i) deductions and withholdings thereon under the Code, or any provision of applicable U.S. federal, state, local or foreign tax law, shall be effected as provided in Section 2.3(b) (and shall not reduce the number of whole or fractional shares resulting from the deemed net exercise), and (ii) notwithstanding any provision of the Option Plan to the contrary, such deemed exercise shall include the value of fractional shares of Common Stock. For purposes of such deemed exercise, the fair market value of a share of Common Stock determined under the Option Plan shall be equal to the Closing Date Fair Value. Upon the conversion of each Company Option into the consideration set forth in this Section 2.3, such Company Option shall be terminated and the individual who, immediately prior to the Effective Time, held such Company Option shall cease to have any rights with respect to such Company Option other than the right to receive the consideration set forth in this Section 2.3.
          (b) Withholding Tax. Subject to Section 10.7, the Surviving Corporation shall deduct and withhold, or cause to be deducted or withheld, from the payment of the Initial Common Stock Consideration in respect of the Company Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable U.S. federal, state, local or foreign tax law. Subject to Section 10.7, deductions and withholdings with respect to the portion of the Escrow Consideration allocable to the Company Options shall be effected as provided in the Escrow Agreement. This Section 2.3 shall be interpreted in a manner to avoid adverse consequences under Section 409A of the Code to the greatest extent practicable.
     2.4. Escrow Funds.
          (a) Deposit into Escrow. At the Effective Time, the Parent shall cause the Surviving Corporation to deliver an amount equal to the Escrow Funds to the Escrow Agent in accordance with the terms of the Escrow Agreement.
          (b) Release from Escrow. From and after the Effective Time, the Escrow Funds shall be released to the Parent or paid to the Holders, respectively, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement.
     2.5. Repayment of Debt.
          (a) Pay-off Letter. Prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a pay-off letter between the Company and Bank of America, N.A. (the “BAML Pay-off Letter”), indicating the amount required for the payment in full as of the Closing of all of the Facility Indebtedness outstanding under the Credit Agreement, dated as of January 31, 2006, by and among Fidelity Sedgwick Corporation, XMAS Merger Corp., the lenders thereto, Bank of America, N.A., as administrative agent, swing line lender and l/c issuer, and Wachovia Bank, National Association, as syndication agent (as amended, supplemented or otherwise modified from time to time and in effect, the “Credit Agreement”) and (ii) one or more pay-off letters or termination agreements (or other documents evidencing the termination and payment in full of derivative transactions) between the Company on the one hand and one or more lenders or derivatives counterparties on the other hand indicating the amount required for the payment in full as of the Closing of any other long-term obligations of the Company for borrowed money or any obligations under interest rate, currency or commodity derivatives or other hedging transactions (including all costs and fees of every kind related to terminating such derivatives or other transactions), if any, (the “Obligations Pay-off Letter”, and, together with the BAML Pay-off Letter, the “Pay-off Letters”).
          (b) Payment of Indebtedness by Company. Prior to the Closing, the Company may, at its election, repay any portion of the indebtedness outstanding under the Credit Agreement, except to the extent that any such payment would reasonably be expected to cause the failure of the closing condition set forth in Section 6.3(d).
          (c) Payment of Facility Indebtedness. At the Closing, the Parent shall make or cause to be made full and final payment of the Facility Indebtedness by wire transfer of immediately available funds to the account specified in the Pay-off Letters.
     2.6. Redemption of FSC Preferred Stock. Simultaneous to the Effective Time, (a) each holder of FSC Preferred Stock shall surrender to the Surviving Corporation, free and clear of any Liens, one or more certificates representing all of the shares of FSC Preferred Stock held by such holder duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, representing in aggregate 100% of the outstanding FSC Preferred Stock and (b) upon the surrender of such shares of FSC Preferred Stock to the Surviving Corporation, such shares shall be redeemed and the Parent shall cause the Surviving Corporation, on behalf of Fidelity Sedgwick Corporation, to pay to each holder of the FSC Preferred Stock in exchange therefor a per share amount equal to the quotient of (x) the FSC Preferred Stock Redemption Amount, divided by (y) the aggregate number of shares of FSC Preferred Stock issued and outstanding immediately prior to Closing. The Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the FSC Preferred Stock with respect to the redemption of the FSC Preferred Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FSC Preferred Stock outstanding immediately prior to the redemption in respect of which such deduction and withholding was made.
     2.7. Estimated Closing Statement. No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to the Parent a statement (the “Estimated Closing Statement”) consisting of (i) an estimated consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of the Closing after giving effect to the Closing and (ii) setting forth in reasonable detail the Company’s good faith estimate, based on such balance sheet of (x) the Adjusted Working Capital (the “Estimated Adjusted Working Capital”) and (y) the Pension Underfunding (the “Estimated Pension Underfunding”), together, in each case, with supporting calculations. The Estimated Closing Statement will be prepared in good faith and in a manner consistent with the GAAP principles, practices and methodologies used in the preparation of the Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustment resulting from the Merger).
     2.8. Closing Statement.

          (a) Preparation of Closing Statement. As promptly as practicable, but no later than 120 days after the Closing Date, the Parent in good faith shall prepare and deliver to the Representative, at the Parent’s expense, a statement (the “Closing Statement”) consisting of (i) a consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of the Closing after giving effect to the Closing prepared in good faith and in a manner consistent with the GAAP principles, practices and methodologies used in the preparation of the Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustments resulting from the Merger) and (ii) the Company’s calculation of (x) the Adjusted Working Capital and (y) the Pension Underfunding, together, in each case, with supporting calculations. For purposes of illustrating certain adjustments and calculations required to be made hereunder at Closing, set forth on Annex 1 is an example of adjustments and calculations (including Adjusted Working Capital) made as if the Closing had occurred on December 31, 2009.
          (b) Review of Closing Statement. The Representative shall have 30 days from the date on which the Closing Statement is delivered to it to review such documents relating to the Parent’s computation as the Representative may reasonably request (the “Review Period”). During the Review Period, the Representative and its representatives will have reasonable access to all documentation or work papers reasonably requested by the Representative related to the Parent’s computation of Adjusted Working Capital and Pension Underfunding (it being understood that access to any work papers of any third party accountants shall require the execution of a customary access letter). If the Representative believes the computation of Adjusted Working Capital or Pension Underfunding (i) has not been prepared in accordance with the principles, procedures and elections referred to in the definitions of Adjusted Working Capital and Pension Underfunding or (ii) is not mathematically correct, the Representative may, on or prior to the last day of the Review Period, deliver a notice to the Parent to such effect, setting forth, in reasonable detail, each disputed item, the amount disputed and the basis for the Representative’s disagreement therewith, together with supporting calculations and the Representative’s position as to the proper calculation of such amount (the “Dispute Notice”). For the avoidance of doubt, the Representative may provide a Dispute Notice on the basis only of the matters referred to in clause (i) or (ii) of the immediately preceding sentence. If no Dispute Notice is received by the Parent on or prior to the last day of the Review Period, the Closing Statement and the computation of the Adjusted Working Capital and Pension Underfunding set forth therein shall be deemed accepted by the Representative for all purposes of this Agreement.
          (c) The Accountant. If the Representative delivers a Dispute Notice, the Parent and the Representative will negotiate in good faith for 15 Business Days in order to determine the actual Adjusted Working Capital and Pension Underfunding. If the parties fail to so resolve the dispute by the end of the 15th Business Day following the delivery of the Dispute Notice, any dispute shall be determined within 45 days thereafter by a nationally recognized firm of independent certified public accountants (the “Accountant”) mutually agreeable to the Parent and the Representative. The Accountant shall determine, based solely on written presentations by the Parent and the Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice that have not previously been resolved between the Parent and the Representative. Such written presentations shall be made to the Accountant within 30 days of the engagement of the Accountant. In resolving any disputed item, the Accountant: (a) shall be bound by the principles set forth in the definitions of Adjusted Working Capital and Pension Underfunding, (b) shall limit its review to matters specifically set forth in the Dispute Notice, and (c) shall further limit its review solely to whether the determination of Adjusted Working Capital and Pension Underfunding set forth in the Closing Statement is mathematically accurate and has been prepared in accordance with Section 2.8(a). The determination of the Accountant in respect of any disputed item in the Dispute Notice cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Parent’s Closing Statement or in the Representative’s Dispute Notice.
          (d) The Adjustment Report. The Accountant shall, as promptly as practicable and in no event later than 45 days following the date of its retention, deliver to the Representative and the Parent a report (the “Adjustment Report”), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine in accordance with Section 2.8(a) what adjustments, if any, should be made to the Adjusted Working Capital and Pension Underfunding. The Adjustment Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Adjusted Working Capital and Pension Underfunding together with supporting calculations. The determination of the Accountant will be final and binding on the parties hereto and judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accountant shall be borne by the Parent and the Company, jointly and severally, in the event that Adjusted Working Capital (or, in the event that Adjusted Working Capital is not a subject of the Dispute Notice, the Pension Underfunding), as set forth in the Adjustment Report, is closer to the amount proposed by the Representative to the Accountant than to the amount proposed by the Parent to the Accountant, and otherwise shall be paid by the Representative on behalf of the Holders, which may use the Escrow Funds in accordance with the terms of Section 7 of the Escrow Agreement.
          (e) Adjustment and Payment. Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Final Adjustment Amount shall be determined. The “Final Adjustment Amount” shall mean an amount equal to the sum of (i) the difference, expressed as a positive or negative number, as the case may be, between (A) the Working Capital Adjustment Amount and (B) the Preliminary Adjustment Amount, plus (ii) the difference, expressed as a positive or negative number, as the case may be, between (A) the Pension Underfunding, and (B) the Estimated Pension Underfunding. Within two Business Days of the determination of the Final Adjustment Amount, (x) if the Final Adjustment Amount is positive, the amount of the Final Adjustment Amount will be released by the Escrow Agent to the Parent, and (y)

if the Final Adjustment Amount is negative, an amount equal to the absolute value of the Final Adjustment Amount will be paid by the Parent to the Representative. The Parent’s and the Representative’s sole and exclusive recourse for any amounts due under this Section 2.8 shall be limited to the collection of any amounts held in the Escrow Funds in accordance with the terms of the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule delivered to the Parent on the date hereof and constituting an integral part of this Agreement (the “Company Disclosure Schedule”) (and any fact or item disclosed in any Section of the Company Disclosure Schedule shall be deemed disclosed in all other Sections thereof to which such fact or item applies, but only if the application of such fact or item to such other Section is reasonably apparent from a reasonable reading of the disclosure made in the Section, and shall otherwise not qualify or be an exception to any representation and warranty other than the specific representation and warranty to which such Section relates), the Company represents and warrants to the Parent and the Sub, as of the date hereof and as of the Closing Date (except that those representations and warranties that are made as of a specified date shall be made only as of such date):
     3.1. Corporate Status and Authority.
          (a) Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other Transaction Documents to which the Company is a party will be duly executed and delivered prior to the Closing Date by the Company, and each will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
          (b) Board Approval; Vote Required.
          (i) The Board, by resolutions duly adopted by unanimous vote at a meeting duly called, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders and declared this Agreement and the Merger to be advisable, (B) approved this Agreement and the transactions contemplated hereby, including the Merger and (C) recommended that the stockholders of the Company adopt this Agreement.
          (ii) The written consent of the holders of a majority of the outstanding shares of the Common Stock, which has been obtained, is the only vote or consent of the holders of any class or series of stock of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
          (iii) No vote or consent of any or all of the Option Holders is necessary to adopt this Agreement or authorize the Merger or any other transaction contemplated hereby.
          (c) Agreements with Respect to Capital Stock. There are no preemptive or similar rights on the part of any holder of any class of securities of the Company. Except for the Company Options and the agreements with respect to them with the Option Holders listed in Section 3.1(c) of the Company Disclosure Schedule, there are (i) no authorized or outstanding securities, options, warrants, conversion or other rights, subscriptions, undertakings, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities convertible into or exchangeable for any such shares, (ii) no outstanding debt or equity securities of the Company or any Company Subsidiary that upon the conversion, exchange, or exercise thereof would require the issuance, sale or transfer by the Company or any Company Subsidiary of any new or additional capital stock of the Company or any Company Subsidiary (or any other securities of the Company or any Company Subsidiary which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock of the Company or any Company Subsidiary), (iii) no agreements or commitments obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire capital stock or other securities of the Company or any Company Subsidiary and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests, rights or agreements in respect of the Company or any Company Subsidiary.
     3.2. Capitalization.
          (a) Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, of which 37,854,544 shares are issued and outstanding. As of the date hereof, the issued and outstanding shares of Common Stock specified in this Section 3.2(a) constitute all of the issued and outstanding shares of the capital stock of the Company, and there are no additional shares reserved for issuance (other than shares reserved in respect of Company Options). All issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. The Company has not issued any voting indebtedness. As of the date hereof, except for the Holders, there are no other record owners of any shares of the Company Stock.

          (b) Options. As of the date hereof, there are 4,600,000 shares of the Company’s Common Stock reserved for issuance under the Company’s 2006 Stock Incentive Plan may be issued upon the exercise of options. As of the date hereof, there are options for the purchase of 3,824,100 shares of Common Stock (the “Company Options”) outstanding. Section 3.2(b) of the Company Disclosure Schedule contains a complete and correct list of each holder of Company Options (the “Option Holders”), including the number of shares of Common Stock issuable upon exercise of such Option Holders’ Company Options and the Exercise Price thereof.
          (c) Upon consummation of the transactions contemplated hereby, all of the issued and outstanding Common Stock of the Company shall be owned by the Parent free and clear of any Liens other than Liens created by the Parent or the Sub, and no Company Options will be outstanding.
     3.3. Company Subsidiaries.
          (a) Each Company Subsidiary and its respective jurisdiction of organization is identified in Section 3.3 of the Company Disclosure Schedule. Each of the Company Subsidiaries (i) is a corporation, partnership or other legal entity, as the case may be, duly organized and validly existing and in good standing (if applicable) under the laws of its jurisdiction, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and (iii) is duly qualified and in good standing (if applicable) as a foreign corporation and is duly authorized to do business in all jurisdictions, except, in the case of clauses (ii) and (iii), where the failure to have such power and authority or to be duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
          (b) All of the issued and outstanding shares or other ownership interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth in Section 3.3(b) of the Company Disclosure Schedule, now and at the Closing, all such issued and outstanding shares or other ownership interests are and will be owned directly or indirectly by the Company free and clear of all Liens, except for any Liens created by the Parent or the Sub, including as a result of any financing to be undertaken by the Parent or the Sub in connection with transactions contemplated by this Agreement.
     3.4. No Conflicts; Consents and Approvals.
          (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time, or both) conflict with, or result in any violation or breach of, or require any Consent under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the rights, properties or assets of the Company or any Company Subsidiary under (i) assuming compliance with the matters referred to in Section 3.4(b), any Applicable Law applicable to the Company, any of the Company Subsidiaries or any of their respective rights, properties or assets, (ii) any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or their rights, properties or assets is bound or affected or (iii) any Organizational Documents of the Company or any of the Company Subsidiaries, except in the case of clauses (i) and (ii) above, for any such violation, breach or approval which would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise have, individually or in the aggregate, a Material Adverse Effect.
          (b) No Governmental Approval is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) any Governmental Approvals required to be obtained or made, as the case may be, as a result of any legal or regulatory status of, or other facts pertaining specifically to, the Parent, the Sub or any of their respective Affiliates, (ii) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) as listed in Section 3.4(b) of the Company Disclosure Schedule or (iv) where the failure to do so would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise have, individually or in the aggregate, a Material Adverse Effect.
     3.5. Financial Statements. The Company has made available to the Parent complete and correct copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2009, December 31, 2008 and December 31, 2007, and the statements of income and cash flows for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with the report thereon by the Company’s accountants (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position, cash flows and results of operations of the Company and the Company Subsidiaries as at the respective dates or for the respective periods thereof and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Financial Statements, except as otherwise noted therein. KPMG has not withdrawn or modified or limited the use of its audit report on any of the Financial Statements.
     3.6. Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature, whether absolute, accrued, contingent, unasserted or otherwise and whether due or to become due, which would be required to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, prepared in accordance with GAAP applied in a manner consistent with the Financial Statements, except (a) as reflected on and reserved against in the Financial Statements or in the notes to the Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (“Ordinary Course”) since December 31, 2009, and (c) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have no outstanding indebtedness for borrowed money and have not guaranteed any such indebtedness.
     3.7. Real Property; Assets.
          (a) Section 3.7(a) of the Company Disclosure Schedule lists all material items of real property leased, subleased (as lessee or lessor), licensed or otherwise used by the Company or any of the Company Subsidiaries (the “Leased Real Property”). The Company and the Company Subsidiaries have valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens, except for (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith, (iii) purchase money Liens on property acquired by the Company or any Company Subsidiary after the Balance Sheet Date in connection with its business which were created contemporaneously with such acquisition to secure or provide for the payment or financing of all or any part of the purchase price thereof, (iv) easements, rights of way, restrictions, zoning ordinances and other similar encumbrances affecting the real property that do not materially interfere with the current use of rights, properties or assets affected thereby, (v) Liens disclosed on the Balance Sheet or notes thereto or Liens incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (vi) any other Liens that do not materially interfere with the current use of rights, properties or assets affected thereby, and (vii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or the Company Subsidiaries (collectively, “Permitted Liens”). Neither the Company nor any Company Subsidiary owns any real property.
          (b) Each lease (including any option to purchase contained therein) pursuant to which the Company or any of the Company Subsidiaries leases any Leased Real Property (the “Leases”) is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord that is party thereto in accordance with its terms, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there exists no default or event of default on the part of the Company or any of the Company Subsidiaries under any Leases, except for any such default or event of default which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written notice of any default under any Lease nor any other written termination notice with respect thereto.
          (c) The Company and the Company Subsidiaries have good title to, or in the case of leased rights, property and assets have valid leasehold interests in, all material rights, property and assets (whether real, personal, tangible or intangible)

reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice (the “Company Assets”). None of such owned rights, property or assets, or leasehold interests in such rights, property or assets, is subject to any Lien, except for Permitted Liens. All such Company Assets are in good condition and repair in all material respects, reasonable wear-and-tear excepted, and are adequate to carry on the business of the Company and the Company Subsidiaries.
     3.8. Contracts. Section 3.8 of the Company Disclosure Schedule lists all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective rights, properties or assets is bound as of the date hereof (other than real property leases, labor or employment-related agreements and agreements related to intellectual property, which are provided for in Sections 3.7, 3.9 and 3.10, respectively, and agreements related to expenses of lawyers, investment bankers and other third parties payable at or before Closing in connection with the transactions contemplated by this Agreement, which are provided for in Section 3.17): (a) joint venture and partnership agreements, (b) mortgages, indentures, loan or credit agreements, guarantees (other than any guarantees between the Company and the Company Subsidiaries or between Company Subsidiaries), security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $325,000 and any agreements relating to any interest rate, derivatives or hedging transaction, (c) Contracts with the fifty (50) largest customers of the Company and the Company Subsidiaries measured in terms of total consolidated revenues during the Company’s fiscal year ended December 31, 2009, (d) other Contracts that are not cancelable by the Company or any of the Company Subsidiaries on notice of 90 days or less and that require payment by the Company after the date hereof of more than $325,000, (e) any agreement containing a non-competition provision or other covenant restricting in any material respect the distribution of products and services of the Company or any Company Subsidiary, (f) any other Contract entered into other than in the ordinary course of business consistent with past practice involving aggregate payments by or to the Company or any of the Company Subsidiaries in excess of $250,000 per year or $500,000 in the aggregate, (g) other than the articles of incorporation and bylaws of the Company or any of the Company Subsidiaries, any Contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Company Subsidiary, (h) Contracts providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, (i) outstanding power of attorney, or obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, in each case in excess of $325,000 individually, other than obligations between the Company and any of the Company Subsidiaries, (j) any agency Contract with any Person for the distribution of the services of the Company or any Company Subsidiary, which Contract had relevance with respect to more than 1% of the new business of the Company and the Company Subsidiaries in 2008 or 2009, (k) any Contract set forth in Section 3.18 of the Company Disclosure

Schedule, (l) any agreements entered into during the period commencing three (3) years prior to the date hereof involving the sale or purchase of substantially all of the assets or capital stock of any Person, or a merger, consolidation or business combination transaction, (m) any performance guarantees in respect of any Contract (other than intercompany Contracts) that put $250,000 or more of the fees payable under such Contract at risk (and the aggregate amount paid by the Company and the Company Subsidiaries in the period between January 1, 2010 and the date hereof and in the years ended December 31, 2009 and 2008 pursuant to the performance guarantees under any Contract), (n) the twenty-five (25) largest Contracts with vendors or suppliers of the Company or any of the Company Subsidiaries that provide that the vendor or supplier pay, share or reimburse the Company or any of the Company Subsidiaries for any portion of the fees paid to or earned by such vendor or supplier (determined by the amount paid, shared or reimbursed to the Company and the Company Subsidiaries during the Company’s fiscal year ended December 31, 2009) and (o) any other Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole (other than Contracts with customers, which are subject to clause (c) of this Section 3.8) which generates annual revenues or expenditures in excess of $325,000 per year. Each such Material Contract is and, as of the Closing Date only, each other Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been a Material Contract (the “Other Contracts”) will be a valid and binding agreement of the Company or one of the Company Subsidiaries and is, or will be, as the case may be, in full force and effect as to the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default or event of default under the provisions of, any Material Contract, or as of the Closing Date only, any Other Contract, except in each case for those violations and defaults which would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
     3.9. Employment Benefits.
          (a) Agreements and Plans. Section 3.9 of the Company Disclosure Schedule sets forth an accurate list of all material Plans.
          (b) Documents. With respect to each Plan listed in Section 3.9 of the Company Disclosure Schedule, the Company has provided or made available to the Parent true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instruments, insurance contracts or other funding agreements; (iii) the most recent summary plan description; (iv) the most recent determination letter issued by the IRS; and (v) the most recent Form 5500 Annual Report.
          (c) Compliance with Law. All Plans comply, in form and operation, in all respects with their terms and the requirements of the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”), the Code and other Applicable Laws, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the Sedgwick Claims Management Services Retirement Plan and the Sedgwick Claims Management Services Excess Benefit Plan (the “Pension Plans”), neither the Company nor any other entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code maintains or contributes to an employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code for which the Company, the Parent, or any Affiliate of the Parent has or will have at any time in the future any liability or obligation. None of the Company or any of the Company Subsidiaries has incurred, or could reasonably be expected to incur, any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, except for any such liability that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Plans subject to ERISA or by any employee involving any such Plan (other than routine claims for benefits), except for any claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) Tax Qualification. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that would reasonably be expected to cause the loss of such qualification of exemption from tax.
          (e) Employment Relations. None of the Company or any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years.
          (f) Retiree Health and Welfare Benefits. None of the Plans provides post-employment or post-service welfare benefits for any current or former officer, employee, director, consultant or independent contractor, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the current or former officer, employee, director, consultant or independent contractor.
     3.10. Intellectual Property. (a) Section 3.10(a)(i) of the Company Disclosure Schedule lists all material applications and registrations for trademarks, copyrights, trade names, service marks, patents and Internet domain names owned by the Company or any of the Company Subsidiaries as of the date hereof. Except for the third-party software identified in Section 3.10(a)(ii) of the Company Disclosure Schedule, the Company or the Company Subsidiaries own all right, title and interest, including copyrights, in the JURIS Software and the viaOne software used by them as of the date hereof. Each of the items set forth in Section 3.10(a)(i) of the Company Disclosure Schedule and each of the material unregistered trademarks, copyrights, trade names, service marks, inventions and trade secrets owned by the Company or any of the Company Subsidiaries (together with the JURIS Software and the viaOne software not identified as third-party software in Section 3.10(a)(ii) of the Company Disclosure Schedule, collectively the “Owned Intellectual Property”) are owned free and clear of all Liens, except as set forth in Section 3.10(a)(ii) of the Company Disclosure Schedule and except for Permitted Liens, and the Company’s ownership rights in the Owned Intellectual Property are not invalid or unenforceable, except where such invalidity or unenforceability would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries own or have the right to use all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered); Internet domain names, computer software, data, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “Company Intellectual Property”) which in each case is used in or necessary for the conduct of their respective businesses substantially as currently conducted, except where such failures to own or possess rights to use such Company Intellectual Property would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries, and the conduct of their respective businesses, have not infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property owned by third parties, and do not presently do so, except, in each case, any infringement, misappropriation or violation which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received any notice or claim, nor to the Knowledge of the Company, has any proceeding been threatened, that its respective use or ownership of the Company Intellectual Property infringes on or misappropriates the trademark, patent, copyright, trade secret or other intellectual property rights of any Person, and no infringement or misappropriation by any Person of the Owned Intellectual Property has occurred or exists other than, in each case, for infringements or misappropriations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than customers pursuant to Contracts or as disclosed in Section 3.10(a)(iii) of the Company Disclosure Schedule, no third party has a license or right to use, transfer, assign or commercialize any of the Owned Intellectual Property, and no Owned Intellectual Property has been disclosed to or accessed by any third party (other than as necessary for such third party to perform services to the Company or the Company Subsidiaries under Contracts providing for reasonable protections for the Owned Intellectual Property). Section 3.10(a)(iii) of the Company Disclosure Schedule lists all material Contracts to which the Company or any of the Company Subsidiaries is a party, in each case as of the date hereof (other than Contracts for commercial, off-the-shelf software and end user license or access agreements for the JURIS Software or viaOne software) and pursuant to which (i) the Company or such Company Subsidiary permits any Person to use any of the Owned Intellectual Property, (ii) any Person permits the Company or such Company Subsidiary to use any Company Intellectual Property that is not Owned Intellectual Property or (iii) the Company or such Company Subsidiary permits any Person to use any Company Intellectual Property that is not Owned Intellectual Property. Each such material Contract (and any material Contract for commercial, off-the-shelf software and any end user license or access agreement for the JURIS Software or viaOne software) is a valid and binding agreement of the Company or one of the Company Subsidiaries and is in full force and effect as to the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, all material Company Intellectual Property that has been licensed to the Company or the Company Subsidiaries is being used by the Company or the Company Subsidiaries substantially in accordance with the applicable license or Contract pursuant to which the Company or such Company Subsidiaries acquired the right to use such material Company Intellectual Property. Other than in connection with the modification of Company Intellectual Property for use by the Company or any of the Company Subsidiaries, none of the Company or any of the Company Subsidiaries has entered into an agreement to indemnify any party against a charge of infringement arising out of the authorized use of the Owned Intellectual Property.
          (b) The Company and the Company Subsidiaries have established and are in compliance with commercially reasonable security protocols and industry accepted practices that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including transmission encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of confidential or proprietary data except, in each case, where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have not, since December 31, 2006, suffered a material security breach with respect to their data or systems, and neither the Company nor any of the Company Subsidiaries has notified customers or employees of any material information security breach with respect to the security, confidentiality or integrity of information related to such customers or employees due to the Company’s or any of the Company Subsidiaries’ computer systems or those of any third-party subcontractor to the Company or any of the Company Subsidiaries.
     3.11. Governmental Authorizations; Compliance with Law. All Governmental Approvals necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted have been duly obtained or made, are held by the Company or the Company Subsidiaries and are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with all Applicable Laws and none of the Company or any of the Company Subsidiaries has received any notice of any violation of any Applicable Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or with respect to matters that prior to the date hereof have been resolved or are no longer outstanding. This Section 3.11 does not relate to employee benefits matters, tax matters, or environmental, health and safety matters which are instead the subject of Section 3.9, Section 3.13 and Section 3.16, respectively.
     3.12. Litigation. There are no judicial, arbitral, governmental or administrative actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or any of their respective rights, properties or assets that (a) have a reasonable likelihood of being determined in a manner that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (b) question the validity of this Agreement or seek to prevent or delay any action taken or to be taken by the Company or any of the Company Subsidiaries in connection herewith. There are no outstanding orders, judgments, warrants, decrees or injunctions against the Company or any Company Subsidiary issued by any Governmental Authority, and neither the Company nor any Company Subsidiary is a party to any agreement with any Governmental Authority (other than Contracts for the provision of services entered into in the ordinary course of business consistent with past practice), in each case except as would not reasonably be expected (i) to have, individually or in the aggregate, a Material Adverse Effect or (ii) to prevent or delay the consummation of any of the transactions contemplated hereby or by any of the other Transaction Documents.
     3.13. Taxes. Except as reflected or reserved against in the Financial Statements:
          (a) each material Tax Return required to have been filed by the Company or any of the Company Subsidiaries has been filed;
          (b) all amounts shown as due on such Tax Returns have been paid;
          (c) all material employment and withholding Taxes required to have been paid or withheld by or on behalf of the Company or any of the Company Subsidiaries have been paid or properly set aside in accounts for such purpose;
          (d) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes payable by the Company or any of the Company Subsidiaries is in effect as of the date hereof;
          (e) neither the Company nor any of the Company Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other Taxing Authority) within which to file any material Tax Return not previously filed;
          (f) as of the date hereof, there are not pending or, to the Knowledge of the Company, threatened any audits, examinations, investigations or other proceedings in respect of material Taxes payable by the Company or any of the Company Subsidiaries;

          (g) all Tax Returns filed by the Company or any of the Company Subsidiaries were true and correct in all material respects when filed or subsequently modified or amended prior to the date hereof and all Taxes shown as due on any modified or amended Tax Return filed prior to the date hereof have been paid;
          (h) with respect to audits, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that have not been finally resolved;
          (i) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries except Permitted Liens;
          (j) neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period, as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) closing agreement pursuant to Section 7121 of the Code or any comparable provision of Applicable Tax Law entered into on or prior to the Closing Date, (iii) change in method of accounting, (iv) intercompany transaction or excess loss account (as defined in the Treasury Regulations applicable to the filing of consolidated returns or any comparable provision of Applicable Tax Law) occurring or arising during a Pre-Closing Period or (v) amount received by the Company or any Company Subsidiary on or prior to the Closing Date that was not, and will not be, included in taxable income with respect to any Pre-Closing Period, except, in each case, as disclosed in the Financial Statements;
          (k) neither the Company nor any of the Company Subsidiaries is party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement or arrangement;
          (l) since February 1, 2006, the Company and each of the FSH Subsidiaries have been members of an affiliated group of corporations, as defined in Section 1504 of the Code, of which the Company is and has been the common parent, and such affiliated group has had a valid election to file consolidated federal income tax returns in effect for all Tax Periods beginning on or after February 1, 2006;
          (m) except in connection with the payment of the transaction bonuses identified in Section 5.1(b)(iv), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, director of (or independent contractor providing services to or on behalf of) the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits. Neither the Company nor any Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code;

          (n) each asset with respect to which the Company or any of the Company Subsidiaries claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or a Company Subsidiary under Applicable Tax Law;
          (o) neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes;
          (p) neither the Company nor any of the Company Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982;
          (q) neither the Company nor any of the Company Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the 5-year period ending on the Closing Date;
          (r) neither the Company nor any of the Company Subsidiaries has participated in an international boycott as defined in Section 999 of the Code;
          (s) there are no outstanding claims by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that any such entity is or may be subject to taxation by that jurisdiction;
          (t) the Company and the Company Subsidiaries have complied in all material respects with the requirements of Section 6038A of the Code and the Treasury Regulations thereto;
          (u) the Company and the Company Subsidiaries are not parties to any record maintenance agreement with the IRS with respect to Section 6038A of the Code;
          (v) neither the Company nor any of the Company Subsidiaries has entered into any transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and
          (w) neither the Company nor any of the Company Subsidiaries has ever participated in an affiliated, consolidated, combined, unitary, or aggregate Tax Return with any corporation other than the Company and the Company Subsidiaries in any year for which the statute of limitations with respect to the assessment or collection of any Tax remains open.
     3.14. Absence of Changes. Since December 31, 2009, (x) other than in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice, (y) there has been no change, event, condition or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) none of the Company or any of the Company Subsidiaries has:

          (a) other than in the ordinary course of business consistent with past practice pursuant to the Company’s 2006 Stock Incentive Plan, or to fulfill certain employment related obligations existing prior to such date, or as set forth in Section 3.14 of the Company Disclosure Schedule, issued, sold or granted or purchased or redeemed any shares of its capital stock or options, deferred stock units or warrants to acquire shares of its capital stock;
          (b) incurred indebtedness for borrowed money or entered into any guaranty;
          (c) mortgaged, pledged or subjected to any Lien any of its rights, properties or assets, except for Permitted Liens;
          (d) except as required by GAAP, made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;
          (e) increased the compensation, bonus or benefits (including severance) of, or entered into any Contract with, any officer or employee, other than (i) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice, (ii) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (iii) to comply with Applicable Law or (iv) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Section 3.9 of the Company Disclosure Schedule;
          (f) disposed or agreed to dispose of any rights, properties or assets (other than inventory) in an aggregate amount in excess of $250,000 or acquired or agreed to acquire rights, assets or properties in an aggregate amount in excess of $250,000, other than (i) in the ordinary course of business consistent with past practice or (ii) as otherwise expressly permitted by this Agreement;
          (g) canceled or forgiven any material debts or claims or redeemed or repaid any indebtedness for borrowed money, in each case except (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the mandatory provisions of the instruments governing such debts, claims or indebtedness and (iii) through the application at any time or from time to time of excess cash generated by the Company’s operations;
          (h) paid any dividend or other distribution on any of its capital stock, Company Option, or other equity interest; or
          (i) authorized, or entered into any agreement, arrangement or understanding to do, any of the foregoing.
     3.15. Insurance. Section 3.15 of the Company Disclosure Schedule lists all material policies of insurance maintained by the Company or any Company Subsidiary as of the date hereof. Such policies are in full force and effect and all premiums due with respect to all periods specified in Section 3.15 of the Company Disclosure Schedule have either been paid or adequate provisions for the payment by the Company thereof has been made, except for such failures to be in full force and effect or to pay such premiums that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     3.16. Environment, Health and Safety Matters. To the Knowledge of the Company, each of the Company and the Company Subsidiaries has complied and is in compliance with all Environmental, Health and Safety Requirements, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries has obtained, has complied, and is in compliance with permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business, except, in each case, where the failure to do so would not reasonably be expected to have or result in a Material Adverse Effect. None of the Company or the Company Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities (including any currently or formerly owned or leased properties or for any property for which the Company could be deemed a successor by contract or operation of law) arising under Environmental, Health and Safety Requirements. There are no conditions existing on currently or formerly owned or leased properties, assets or businesses of the Company or the Company Subsidiaries (including soils, groundwater, surfacewater, indoor air, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding or action, or to any material liability under any Environmental, Health and Safety Requirements, except for any such conditions which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such properties, assets or businesses contain or contained any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Parent all material reports and information prepared for or in the possession of the Company or any Company Subsidiary with respect to environmental, health and safety matters concerning all currently or formerly owned or leased properties, assets or businesses of the Company and the Company Subsidiaries.
     3.17. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company or the Parent in such manner as to give rise to any claim against the Parent or the Company for any brokerage or finder’s commission, fee or similar compensation. True and correct copies of all engagement letters or similar agreements with brokers, accountants, counsel and other professionals relating to this Agreement or the transactions contemplated hereby have been made available to the Parent by the Company.

     3.18. Affiliate Transactions.
          (a) Section 3.18(a) of the Company Disclosure Schedule lists agreements, arrangements and other commitments or transactions to or by which the Company or any of the Company Subsidiaries, on the one hand, and any of the Holders or any officers or directors of the Company or any Company Subsidiaries, or any other Affiliate of the Company or any of the Holders, on the other hand. No Affiliate of the Company (i) owns, directly or indirectly, any interest in (A) any asset or other property or right used in or held for use in the business and operations of the Company and the Company Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Closing or (B) any Person that is a material supplier, customer or competitor of the Company or any Company Subsidiary, (ii) serves as an officer, director or employee of any Person that is a material supplier, customer or competitor of the Company or any Company Subsidiary or (iii) is a debtor or creditor of the Company or any Company Subsidiary.
          (b) Section 3.18(b) of the Company Disclosure Schedule lists all balances as of December 31, 2009 between the Company or any Company Subsidiary, on the one hand, and any of the Holders or any officers or directors of the Company or any Company Subsidiaries, or any other Affiliate of the Company or any of the Holders, on the other hand. Except as incurred in the Ordinary Course or listed on Section 3.18(b) of the Company Disclosure Schedule, since December 31, 2009 there has not been any accrual of liability by the Company or any Company Subsidiary to any Affiliate of the Company (other than the Company and the Company Subsidiaries).
     3.19. Referral Fees. Neither the Company nor any Company Subsidiary is now or has been since January 31, 2006 a party to any arrangement, agreement or understanding, except as set forth in Section 3.19 of the Company Disclosure Schedule, with any Person that is in the business of providing insurance brokerage or agency services, for the payment of referral, profit sharing or other fees in connection with such broker’s or agent’s referral or recommendation of, or placement of business with, the Company or any Company Subsidiary.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUB
     The Parent and the Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows (except that those representations and warranties that are made as of a specified date shall be made only as of such date):
     4.1. Corporate Status and Authority. Each of the Parent and the Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by the stockholders and board of directors of the Sub and the board of directors of the Parent and the Sub, which constitutes all necessary corporate action on the part of the Parent and the Sub for such authorization. This Agreement has been duly executed and delivered by the Parent and the Sub and constitutes, and each of the other Transaction Documents will be duly executed and delivered prior to the Closing Date by the Parent and the Sub, and each will constitute, the valid and binding obligation of the Parent and the Sub, enforceable against each of the Parent and the Sub in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     4.2. No Conflicts; Consents and Approvals.
          (a) The execution, delivery and performance by each of the Parent and the Sub of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time, or both) conflict with, or result in any violation or breach of, or require any Consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties, assets or rights of the Parent or the Sub under (i) assuming compliance with the matters referred to in Section 4.2(b), any Applicable Law applicable to the Parent or the Sub or any of the properties, assets or rights of the Parent or the Sub, (ii) any Contract to which the Parent or the Sub is a party or by which the Parent or the Sub or any of their properties, assets or rights is bound or affected (iii) any Organizational Documents of the Parent or the Sub, except in the case of clauses (i) and (ii) above, for any such violation, breach or approval which would not reasonably be expected to materially impair the ability of the Parent or the Sub to consummate the transactions contemplated by this Agreement.
          (b) No Governmental Approval is required to be obtained or made by or with respect to the Parent or the Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby except (i) filings required with respect to the HSR Act, (ii) filings, notices and approvals required pursuant to Section 4151.211 of the Texas Insurance Code and (iii) where the failure to do so would not reasonably be expected to materially impair the ability of the Parent or the Sub to consummate the transactions contemplated by this Agreement.
     4.3. Financing.
          (a) The Parent and the Sub have delivered to the Company a true and complete copy of (A) the Equity Financing Letters pursuant to which investors party thereto have committed, subject to the terms thereof, to invest the cash amount set forth therein (the “Equity Financing”) and (B) the Debt Commitment Letter (the Debt Commitment Letter, together with the Equity Financing Letters, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, the Financing Letters are in full force and effect and constitute the legal, valid and binding obligation of each of the Parent and, to the knowledge of the Parent, the other parties thereto. Other than as expressly set forth in the Financing Letters, there are no conditions precedent related to the funding of the full net proceeds of the Financing (including pursuant to any “flex” provisions in connection therewith) under any agreement relating to the Financing to which the Parent or any of its Affiliates is a party that would, or would reasonably be expected to, (A) impair the validity of the Financing Letters, (B) reduce the aggregate amount of the Financing or (C) delay or prevent the Closing.
          (b) Upon receipt of the proceeds contemplated by the Financing Letters, the Parent and the Sub will have access at the Effective Time to sufficient cash funds and borrowing capacity to pay all amounts contemplated by this Agreement to be paid by them and to perform their respective obligations hereunder.
          (c) As of the date of this Agreement, no event has occurred that would constitute a breach or default (or that with notice or lapse of time or both would constitute a default) of the Financing Letters, in each case, on the part of the Parent or the Sub or, to the knowledge or the Parent, the other parties under the Financing Letters. The Parent has fully paid or caused to be fully paid all commitment fees or other fees required pursuant to the Financing Letters to be paid as of the date of this Agreement.
     4.4. Solvency. Assuming (i) the representations and warranties of the Company in this Agreement are true and correct as of the Closing Date, (ii) that each of the representations and warranties in this Section 4.4 would be true and correct immediately before giving effect to the transactions contemplated by this Agreement and (iii) that the most recent financial forecasts relating to the Company made available to the Parent by the Company prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared, are reasonable as of the date hereof and will continue to be reasonable as of the Closing, then immediately after giving effect to the transactions contemplated by this Agreement (including the consideration for the Merger and any financings to be undertaken in connection therewith), (a) none of the Company or any Company Subsidiary will have incurred debts beyond its ability to pay such debts as they mature or become due, (b) the then present fair salable value of the assets of each of the Company and the Company Subsidiaries will not exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (c) the assets of each of the Company and the Company Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (d) none of the Company or any Company Subsidiary will have unreasonably small capital to carry on its respective business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement at the direction or otherwise on behalf of the Parent or the Sub with the intent to hinder, delay or defraud any present or future creditors of the Company or any Company Subsidiary.

     4.5. Purchase for Investment. Each of the Parent and the Sub is purchasing the Company pursuant to the Merger for investment for its own account and not with a view to, or for sale in connection with, any distribution of the capital stock of the Surviving Corporation. The Parent and the Sub (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and are capable of bearing the economic risks of such investment.
     4.6. Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Parent or the Sub, threatened that question the validity of this Agreement or seek to prevent or delay any action taken or to be taken by the Parent or the Sub in connection herewith.
     4.7. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Parent or the Sub in such manner as to give rise to any valid claim against the Parent or the Company for any brokerage or finder’s commission, fee or similar compensation.
     4.8. Guarantees. Concurrently with the execution of this Agreement, the Parent has delivered to the Company duly executed limited guarantees of the Sponsors (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Limited Guarantees”). The Limited Guarantees are in full force and effect, have not been amended, withdrawn or rescinded in any respect and are legal, valid and binding obligations of the Guarantors.
ARTICLE V
COVENANTS
     5.1. Conduct of Business.
          (a) From the date hereof to the Closing Date, except (i) as set forth on Section 5.1 of the Company Disclosure Schedule, (ii) for entering into this Agreement and performing its obligations contemplated hereby and (iii) as otherwise consented to by the Parent in writing, such consent not to be unreasonably withheld, the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of each such entity’s business consistent with past practice, and the Company will not take any action, or permit any Company Subsidiary to take any action, other than actions in the ordinary course of such entity’s business consistent with past practice, and, to the extent consistent therewith, will use commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees, keep insurance coverage in force with respect to their operations and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing; it being understood and agreed that subject to the performance of its obligations under this Section 5.1(a), the Company shall not be responsible for any failure to keep intact its business, keep insurance coverage in force with respect to its operations, loss of services of current employees or of relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals that results solely from the announcement of the Agreement (including the identity of the Parent as the buyer of the Company).
          (b) In addition (and without limiting the generality of the foregoing), except (x) as set forth on Section 5.1 of the Company Disclosure Schedule, (y) as otherwise expressly set forth in this Agreement and (z) as otherwise consented to by the Parent in writing, the Company and the Company’s Subsidiaries shall not do any of the following:
          (i) amend its certificate of incorporation or by-laws;
          (ii) declare or pay any dividend or make any other distribution except to the extent that any such dividend or other distribution would not reasonably be expected to cause the failure of the closing condition set forth in Section 6.3(d);
          (iii) redeem or otherwise acquire any capital stock (except pursuant to Section 2.6) issue any capital stock (except upon the exercise of outstanding options), or any option, warrant or right relating to its capital stock or any securities convertible into or exchangeable for any shares of capital stock;
          (iv) adopt or amend, in any material respect, any Plan or enter into any collective bargaining agreement or other Contract with any labor organization, union or association, or increase the compensation, bonus or benefits (including severance) of, or enter into any Contract with, any officer or employee, other than (A) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice, (B) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (C) to comply with Applicable Law, (D) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Section 3.9 of the Company Disclosure Schedule or (E) payments of any transaction bonuses or other amounts to any person in each case that are Deal Expenses and listed on Section 5.1 of the Company Disclosure Schedule, provided, up to an aggregate of $4,000,000 of transaction bonuses may be paid without such amounts being set forth on Section 5.1 of the Company Disclosure Schedule (which payments (including the amounts and the recipients thereof) will be disclosed to Parent after they have been determined and prior to the Closing and the amounts of which payments, for the avoidance of doubt, are Deal Expenses);
          (v) incur indebtedness for borrowed money or enter into any guaranty;

          (vi) permit, allow or suffer any of its assets, properties or rights to become subjected to any Lien of any nature (other than Permitted Liens);
          (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of value greater than $100,000;
          (viii) pay, loan or advance any amount to, or sell, transfer, exclusively license or lease any of its assets, properties or rights to, or enter into any agreement or arrangement with, any Holder or any of its Affiliates, except for transactions among the Company and the Company Subsidiaries and for payments of (but not increases in, except as permitted by clause (iv) hereof) compensation and benefits to employees in the ordinary course of business consistent with past practice;
          (ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (or enter into any definitive document with respect thereto), any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, except for the entering into of Contracts for rendering services in the ordinary course of business consistent with past practice;
          (x) sell, lease, license (other than any licenses under customer agreements in the ordinary course of business consistent with past practice) or otherwise dispose of any of its assets, properties or rights that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;
          (xi) enter into any lease of real property except for any renewals or replacements of existing leases in the ordinary course of business consistent with past practices with respect to the leases listed on Section 5.1 of the Company Disclosure Schedule;
          (xii) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property (except (x) as required by their terms or (y) modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practices with respect to the leases listed on Section 5.1 of the Company Disclosure Schedule);
          (xiii) except as required by GAAP, make any change in its accounting policies or practices;
          (xiv) enter into any Other Contract, other than any such Other Contract specifically permitted by another subsection of this Section 5.1(b), including the entering into of Contracts for rendering services in the ordinary course of business consistent with past practice, provided, that a fee of up to

$1,500,000 may be paid at the option of the Company to each of BofA Merrill Lynch and Goldman, Sachs & Co. in connection with any proposed initial public offering by the Company prior to the date hereof so long as the payment of such fee is a Deal Expense and as such meets the other requirements hereunder relating to Deal Expenses (for the avoidance of doubt, the payment of any such fee shall not be included in the calculation of transaction bonuses for purposes of Section 5.1(b)(iv)); or
          (xv) authorize any of, or commit or agree, whether in writing or otherwise, to do any of, the foregoing actions.
     5.2. Certain Filings.
          (a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required (including, without limitation, under applicable Antitrust Laws), or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers (including, without limitation, seeking early termination of applicable waiting periods).
          (b) The parties shall use reasonable best efforts to cooperate in all reasonable respects with each other, and to keep the other party informed in all material respects with respect to any communication given or received, in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated hereby.
          (c) The parties agree to take all actions necessary and cause their Affiliates to take reasonable steps to make the filings required of it or any of its Affiliates under applicable Antitrust Laws or other Applicable Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event with respect to (i) filings pursuant to the HSR Act and (ii) filings, notices and approvals required pursuant to Section 4151.211 of the Texas Insurance Code, in each case within 5 Business Days of the date hereof, and to supply as promptly as practicable, and in any event within 10 Business Days of the receipt of any request therefor, any additional information and documentary or other material that may be requested pursuant to any such Antitrust Law or other Applicable Law. The parties further agree not to withdraw their respective Notification and Report Form or to otherwise extend the time for review of the transaction without the other party’s prior written consent.
          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, the parties shall use their reasonable best efforts promptly to resolve such objections. For purposes of this

Section 5.2(d), the “reasonable best efforts” of the Parent or the Company, as the case may be, shall not require the Parent or the Company, as the case may be, to, inter alia, agree to any prohibition, limitation or other requirement of the type set forth in Section 6.3(h).
     5.3. Further Actions. Upon the terms and subject to the conditions of this Agreement, the parties shall use their reasonable best efforts to bring about the satisfaction as promptly as practicable of all the conditions contained in Article VI, in each case to the extent such party has the ability to cause or facilitate the satisfaction of such conditions, and otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the parties shall, as promptly as practicable, apply for and diligently prosecute all applications for, and shall use their reasonable best efforts promptly to: (a) effect, in addition to filings discussed in Section 5.2, all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.
     5.4. Access and Information.
          (a) From the date hereof to the Closing Date or as otherwise provided in this Agreement, subject to existing confidentiality obligations owed to third parties, the Company and each of the Company Subsidiaries shall give to the Parent and its representatives reasonable access, at reasonable times, to the properties, books and records and personnel of the Company and the Company Subsidiaries and shall furnish such information and documents in its possession relating to the Company and the Company Subsidiaries as the Parent may reasonably request, including with respect to operational developments and the general status of ongoing operations; provided that the Parent shall not be entitled to any such access, information or documents that would interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries or that could, in the good faith opinion of the Company, result in the loss of attorney-client privilege with respect to any such information or documents. All such information and documents obtained by the Parent shall be subject to the terms of the Confidentiality Agreement, dated as of January 22, 2010, between an Affiliate of the Parent and the Company (the “Confidentiality Agreement”), provided that the terms of the Confidentiality Agreement shall be binding upon the Parent and the Sub, and all requests for and provision of such information and documents shall be made through and coordinated by the Company.
          (b) The Parent and the Sub shall cause the Company, following the Closing, to reasonably cooperate with Holders (with any reasonable out of pocket expenses to be borne by Holders) in connection with any inquiries or investigations by Holders, any governmental agency or other regulatory authority, or any litigation of any kind, involving the business of the Company and relating to matters occurring prior to the Closing. The Parent and the Sub shall cause the Company to maintain, for the five-year period following the Closing, a complete and accurate set, in all material respects, of the Company’s and its subsidiaries’ records (electronic and hardcopy), in existence as of the Closing, which may be relevant to the investigations, litigations or other regulatory matters existing as of the Closing Date, provided, that after such period, the Parent and Sub shall cause the Company, prior to the destruction or other disposition of any such records, to provide notice to and afford the Holders a reasonable opportunity to copy such records, at such Holder’s expense. The Parent and the Sub shall cause the Company to afford promptly to each Holder and its agents reasonable access, during normal business hours and upon reasonable notice, to such records (except to the extent such records have been destroyed by the Company in compliance with the proviso in the preceding sentence), and to furnish copies thereof which such Holder or its agents reasonably requests in connection with any such matters, provided that any such access by any such Holder or its agents shall not unreasonably interfere with the conduct of the business of the Company. The Parent and the Sub shall cause the Company to afford promptly to each Holder and its agents reasonable access to the Company’s employees, who shall be available for interviews and depositions in connection with any such inquiries, investigations or litigations.
     5.5. Publicity. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by any party without the joint approval of the Company and the Parent, unless required by Applicable Law (in the reasonable opinion of counsel), in which case the Company and the Parent shall have the right to review such press release or announcement prior to publication.
     5.6. Employee Matters. Except as provided in Section 5.6 of the Company Disclosure Schedule, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Company or any of the Company Subsidiaries (an “Employee”), during the period commencing on the Closing Date and ending on December 31, 2010, with (i) health and welfare benefits (other than compensation and bonuses) that are comparable in the aggregate to the health and welfare benefits (other than as to compensation and bonuses) of such employee in effect as of the date hereof, as changed if at all through the Closing Date in accordance with subclauses (C) and (D) of Section 5.1(b)(iv), and (ii) other benefits (other than defined benefit and equity-based compensation plans) that are comparable in the aggregate to the benefits (other than health and welfare benefits, defined benefit and equity-based compensation plans) of such employee as of the date hereof, as changed if at all through the Closing Date in accordance with subclauses (C) and (D) of Section 5.1(b)(iv). The Parent shall, or shall cause the Surviving Corporation to, cause each Buyer Plan in which an Employee participates or will participate pursuant to this Section 5.6 to (a) recognize all service of such Employee with the Company, any of the Company Subsidiaries and their predecessor entities for purposes of vesting, eligibility, participation and coverage (but excluding, for the avoidance of doubt, accrual and level of benefits) to the extent such service would be recognized under the analogous Plan, (b) honor or provide appropriate credit for co-payments, deductibles and other expenses incurred by such Employee or his or her beneficiaries under the analogous Plans, and, (c) if applicable, waive any waiting periods or other eligibility limitations and exclusions for preexisting conditions; provided, however that such crediting of services shall not operate to duplicate any benefit or the funding of any such benefit. Nothing herein shall be deemed or construed (A) to be a guaranty of employment for any Employee, (B) to restrict the right of the Company, any Company Subsidiaries, the Parent, the Sub or any Affiliates to amend or terminate any benefit plans in accordance with the terms and conditions of such benefit plans, (C) to establish, amend, or modify any benefit plan, program, agreement or arrangement or (D) to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.
     5.7. Tax Matters.
          (a) The Parent shall not make or permit any Person to make an election under Section 338(g) of the Code with respect to the purchase of Company Stock pursuant to this Agreement.
          (b) Except as otherwise contemplated by this Agreement or specifically consented to in writing by the Parent, from the date of this Agreement through the Closing Date, the Company shall not, and shall not permit any of the Company Subsidiaries to, (i) make or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any material claim, audit, dispute, controversy, examination, investigation, or other proceeding relating to Taxes, (iii) execute any waiver of restriction on assessment or collection of any Tax, including without limitation any extension of limitations period, (iv) materially change any of its methods of reporting income or deductions for federal income Tax purposes except as may be required by Applicable Tax Law or (v) amend in a material way any Tax Return previously filed, in each of the foregoing cases other than in the ordinary course of business consistent with past practice. For the avoidance of doubt, this Section 5.7(b) shall not apply to any actions taken by the Representative, the Company, or any of the Company Subsidiaries in connection with the conduct of any Contest or proceeding governed by Section 7.5(d).
          (c) The Company and the Company Subsidiaries shall timely file all Tax Returns required to be filed after the date of this Agreement until the Closing Date in a manner consistent with past practice, to the extent permitted by Applicable Tax Law, and shall pay any Taxes shown as due thereon.
          (d) FNF, through its employees, or, following notice to the Company, through its agents, contractors or independent third parties, shall provide or cause to be provided to the Company those services set forth on Exhibit C hereto (each, a “Service” and collectively, the “Services”) for the twelve month period following the Closing or until earlier terminated by the Company upon no less than 30 days prior written notice, with respect to all or part of the Services, at the Company’s sole discretion. FNF will be entitled to be compensated on a cost plus 10% basis for the Services, and FNF will be reimbursed for its reasonable out-of-pocket expenses in connection with its provision of the Services. The standard of care for the Services shall be the same as has applied to comparable Services provided by FNF to the Company prior to Closing. At all times during the performance of the Services, all persons performing services hereunder (including any agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Company and not as employees of the Company on account of such Services.
     5.8. Indemnification of Directors and Officers.
          (a) The certificate of incorporation and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former director and officer of the Company and the Company Subsidiaries (collectively, the “Indemnitees”) than are presently set forth in the Company’s certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.
          (b) Prior to the Closing Date, the Company, at its own expense, shall purchase six year tail policies of directors’ and officers’ liability covering the Company, the Company Subsidiaries and the current and former officers and directors of the Company and the Company Subsidiaries who are currently covered by the Company’s existing directors’ and officers’ liability insurance from a reputable insurance carrier on terms and conditions no less favorable to the Company, the Company Subsidiaries and such directors and officers than those in effect on the date hereof, except that the maximum deductible shall be $1,000,000 and the coverage limit shall be $20,000,000.
          (c) Prior to the Closing Date, the Company shall either (i) obtain such waivers or (ii) a three-year extended reporting period, in either case from its existing errors and omission liability insurance carriers as may be necessary to maintain, notwithstanding the Merger, the coverage provided by such existing errors and omission liability insurance following the Closing Date in at least the same coverage amounts and covering the same risks and insured parties; provided, however, that in lieu of (i) and (ii) above, the Company may elect to purchase, at or prior to the Closing Date, a three year tail policy on errors and omissions insurance covering Company, the Company Subsidiaries and the current and former officers and directors of the Company and the Company Subsidiaries who are currently covered by the Company’s existing errors and omission insurance from a reputable insurance carrier on terms and conditions no less favorable to the Company, the Company Subsidiaries and such directors and officers than those in effect on the date hereof, except that the maximum deductible shall be $500,000 and the coverage limit shall be $40,000,000 (the “E&O Tail”).
     5.9. Financing.
          (a) The Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, attorneys, accountants and other advisors or representatives to provide, all cooperation reasonably requested by the Parent to assist the Parent in causing the conditions in the Financing Letters to be satisfied and all cooperation otherwise necessary or reasonably requested by the Parent in connection with any Financing, provided that such requested cooperation (i) does not unreasonably interfere with the ongoing business of the Company or the Company Subsidiaries or (ii) otherwise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, including cooperation that consists of:
          (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies;
          (ii) assisting in preparing bank information memoranda, syndication memoranda, rating agency and lender presentations, and other marketing materials reasonably requested by the Parent, including business and financial projections and similar materials;
          (iii) furnishing the Parent and its Financing sources as promptly as reasonably practicable with such financial and other information regarding the Company and the Company Subsidiaries as may be necessary in connection with any Financing or as otherwise reasonably requested by the Parent;
          (iv) furnishing the Parent and its Financing sources as promptly as reasonably practicable with an unaudited consolidated balance sheet of the Company as at the end of, and related statements of income and cash flows of the Company for, the fiscal quarter ended March 31, 2010, prepared in a manner consistent with the Financial Statements (subject to the absence of footnotes), and with all Marketing Information, and assisting in preparing a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the four-fiscal quarter period ended March 31, 2010, prepared after giving effect to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters as if the same had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which pro forma financial statements need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (all such information described in this Section 5.9(a)(iv), collectively, the “Required Information”);
          (v) using reasonable best efforts to obtain corporate and facilities ratings, consents and other items or actions relating to the Financing as reasonably requested by the Parent, and otherwise assisting the Parent in matters relating to the Financing (including providing reasonable access to the Parent and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives and Financing sources to all real property of the Company and the Company Subsidiaries);

          (vi) cooperating with prospective lenders involved in the Financing to provide access to, and taking all actions necessary or reasonably requested by the Parent to permit such prospective lenders to evaluate, the Company’s and the Company Subsidiaries’ respective assets, cash management systems, accounting systems, and policies and procedures relating thereto, including for purposes of establishing collateral arrangements as of the Effective Time;
          (vii) executing and delivering authorization letters, legal opinions, other certificates and documents, and backup therefor, as reasonably requested by the Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters (including as to the solvency of the Company and the Company Subsidiaries on a consolidated basis) and consents of accountants for use of their reports in any materials relating to any Financing, and otherwise reasonably facilitating the pledging of and granting of security interests in collateral as of the Effective Time;
          (viii) execution and delivery, immediately prior to the Effective Time, of definitive financing documentation by the Company and the Company Subsidiaries on terms satisfactory to the Parent, including credit agreements, pledge and security documents, and hedging arrangements;
          (ix) taking such corporate or other action necessary or reasonably desirable to permit the consummation of the Financing, and the discharge of any other indebtedness, Liens or other obligations in connection with such Financing, including obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens under the Credit Agreement;
          (x) subject, for the avoidance of doubt, to the third-to-last sentence of this Section 5.9(a), making any reasonable representations and warranties to, and entering into any reasonable covenants for the benefit of, third parties providing or arranging any Financing;
          (xi) furnishing the Parent and its Financing sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and
          (xii) otherwise cooperating with the marketing efforts of the Parent and its Financing sources for any of the Financing as necessary or reasonably requested by the Parent.
Except to the extent any such fee, commitment or liability is conditioned on the consummation of the Closing, in no event shall the Company or the Company Subsidiaries be required to pay any commitment or similar fee, enter into any binding commitment or incur any liability in connection with the Financing prior to the Effective Time, except to the extent the Parent has provided the indemnity referenced in the third-to-last sentence of this Section 5.9(a) or in the case of payment of commitment or similar fees, the Parent has advanced the amount of such fees to the Company or the Company Subsidiaries prior to payment. The Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable out of pocket costs incurred by the Company or the Company Subsidiaries in connection with the cooperation required by this Section 5.9(a). The Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors, officers, employees, attorneys, accountants and other advisors or representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.9 and any information utilized in connection therewith, other than to the extent any of the foregoing arise from (i) the willful misconduct or gross negligence of any of the Company, the Company Subsidiaries or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives or (ii) any information provided by any of the Company, the Company Subsidiaries or its or their respective directors, officers, employees, attorneys, accountants or other advisors which is the subject of any of the representations or warranties set forth in Article III and such information would constitute a breach of any such representation or warranty that would be indemnified hereunder with or without giving effect to any survival or other limitations of any kind set forth in Article VIII. The Company shall supplement and keep current the Required Information on a reasonably current basis and provide any supplements reasonably requested by the Parent. The Company consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos in connection with the arrangement of the Financing in a manner customary for financing transactions.
          (b) Subject to the terms and conditions of this Agreement, each of the Parent and the Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) to (i) consummate the Financing on the terms and conditions set forth in the Financing Letters, including using reasonable best efforts to (A) negotiate and enter into definitive agreements with respect to the Financing consistent with the terms and conditions set forth in the Financing Letters and (B) satisfy on a timely basis (or obtain the waiver of) all conditions to the Financing set forth in such definitive agreements that are to be satisfied by the Parent or the Sub and (ii) comply with its obligations under the Financing Letters. The Parent and the Sub shall give the Company prompt notice of any material breach by any party to the Financing Letters of which the Parent and the Sub have become aware, or any purported termination of the Financing Letters. Neither the Parent nor the Sub shall, without the prior written consent of the Company, (x) enter into any amendment or modification to, or grant any waiver of any material provision or remedy under, the Financing Letters if such amendment, modification, waiver or remedy results in new (or materially adversely modifies any existing) conditions to the consummation of the Financing or reduces the amount thereof, or (y) terminate, or take any action that would permit the termination of, the Financing Letters; provided, however, that the Parent and the Sub may terminate any of the Financing Letters so long as such Financing Letter is being simultaneously replaced with alternative financing arrangements on terms that are not materially less favorable to the interests of the Company than the terms contained in such Financing Letter (and any related fee letter) (which alternative financing arrangements shall thereafter constitute a corresponding portion of the Financing hereunder). The obligations of the Company, the Company Subsidiaries, the Parent and the Sub with respect to the Financing under this Section 5.9 shall also apply to any alternative Financing referred to in the proviso of the immediately preceding sentence and any related debt financing commitment letters and fee letters with respect thereto and such debt financing commitment letters and fee letters shall be deemed to the Debt Commitment Letter for purposes of this Section 5.9.
          (c) In the event that all or any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Letters (and any related fee letter), regardless of the reason therefor (other than due to the failure of a condition to the consummation of the Financing resulting from a breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement), the Parent and the Sub shall (i) use their reasonable best efforts to obtain as promptly as possible alternative financing (including from other sources) in an amount such that the aggregate funds available to the Parent and the Sub are sufficient to pay all amounts contemplated by this Agreement to be paid by them and to perform their respective obligations hereunder, which alternative financing shall not (unless the Parent and the Sub otherwise approve in their sole discretion) be on terms that are less favorable to the interests of the Parent and the Sub than the terms contained in the Financing Letters (and any related fee letter), and shall not, without the consent of the Company (which consent shall not be unreasonably withheld), include any conditions to the consummation of such alternative financing that are materially less favorable to the interests of the Company than the conditions to the Financing set forth in the Financing Letters (and any related fee letter) (any such alternative financing, an “Alternative Financing”, which Alternative Financing shall thereafter constitute the, or a corresponding portion of the, Financing hereunder), and (ii) promptly notify the Company of such unavailability. The obligations of the Parent and the Sub, and the Company and the Company Subsidiaries, with respect to the Financing and any related debt financing commitment letters and fee letters with respect thereto under this Section 5.9 shall also apply to any Alternative Financing and such debt financing commitment letters and fee letters shall be deemed to the Debt Commitment Letter for purposes of this Section 5.9.
          (d) For the avoidance of doubt, no public offering of debt securities shall be made or be required to be made in connection with the Financing prior to the Closing. The parties hereto acknowledge that the Debt Financing contemplated by the Debt Commitment Letter does not constitute a public offering of debt securities.
          (e) Notwithstanding anything contained in this Section 5.9 or in any other provision of this Agreement, and in no way limiting the obligation to pay the Termination Fee pursuant to Section 10.5, in no event shall the Parent or the Sub be required (1) to amend or waive any of the terms or conditions hereof, (2) to consummate the Closing any earlier than the final day of the Marketing Period, (3) bring any enforcement action against any source of the Financing to enforce its respective rights under the Financing Letters, (4) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Letter or (5) pay any fees in excess of those contemplated by the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).
     5.10. Intercompany Accounts. Except as set forth in Section 5.10 of the Company Disclosure Schedule, any agreements between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company or any Company Subsidiary (other than the Company and the Company Subsidiaries), on the other hand, shall be terminated at or prior to the Closing, and any amounts due under such terminated agreements shall be paid in full at such time.
     5.11. Solvency of the Company. The Parent shall furnish or cause to be furnished to the Company copies of any solvency opinions or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. The Parent shall use reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company to rely thereon; provided that no material fee or expense is associated with obtaining such reliance.
     5.12. Disclosure of Certain Matters. Each of the Parent and the Company, as applicable, shall promptly upon becoming aware thereof (the “Notifying Party”) disclose to the other (the “Notified Party”) (i) any breach of its representations or warranties set forth in this Agreement, whether arising after the date hereof (a “Post-Signing Rep Breach”) or existing as of the date hereof and subsequently discovered, (ii) any failure by it to comply in all material respects with any material covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement and (iii) in the case of the Company being the Notifying Party, the occurrence of any matter or event which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the event the Notifying Party provides the Notified Party notice of a Post-Signing Rep Breach, the Notifying Party will concurrently state whether such breach would cause the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, to fail to be satisfied (any such breach, a “Waiver Breach”). In the event the Notifying Party so states that a Post-Signing Rep Breach is a Waiver Breach, then if the Notified Party nonetheless proceeds with the Closing, it shall have waived any right to indemnification for such breach under Article VIII hereof. Except for the foregoing, no notice provided under this Section 5.12 shall be deemed to cure any breach of representation, warranty or covenant or update the Company Disclosure Schedule or otherwise affect in any respect the rights and remedies of the Notified Party.
     5.13. Change of Name. Notwithstanding any restriction in Section 5.1 hereof, the Parent and the Sub agree that the Company may, prior to the Closing, file a certificate of amendment to the articles of incorporation of the Company solely for the purposes of changing the name of the Company from “Fidelity Sedgwick Holdings, Inc.” to either Sedgwick Inc. or Sedgwick Holdings, Inc. To the extent that such a certificate is not filed prior to the Closing, the Parent agrees that the certificate of incorporation of the

Company referenced in Section 1.5 hereof will include a change in the name of the Surviving Corporation to a name that does not include “Fidelity” as part of such name.
     5.14. Additional Financial Statements. As soon as practicable after they become available, the Company shall furnish to the Parent and Sub the unaudited consolidated balance sheet of the Company as at March 31, 2010 and the related statements of income and cash flows for the three month period ended March 31, 2010 (the “Unaudited Financial Statements”). The Unaudited Financial Statements will present fairly in all material respects the financial position, cash flows and results of operations of the Company and the Company Subsidiaries as at March 31, 2010 or for the three month period ended March 31, 2010 and will be prepared in accordance with GAAP applied on a consistent basis throughout the period presented in the Unaudited Financial Statements, except as otherwise noted therein, and subject to normal year-end adjustments that in the aggregate would not be material and the absence of notes.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1. Conditions to Obligations of the Parties. The obligations of the Company and the Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at the Effective Time of the following conditions:
          (a) HSR Act. The waiting period under the HSR Act shall have been terminated or expired.
          (b) No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction or any other Applicable Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement.
     6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at the Effective Time of the following additional conditions:
          (a) Representations, Warranties and Covenants of the Parent and the Sub. Each of the representations and warranties of the Parent and the Sub contained in this Agreement shall be true and correct on the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (without regard to any materiality or Material Adverse Effect limitations therein and except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date), with such exceptions as would not materially impair the ability of the Parent or the Sub to fulfill its obligations under this Agreement. Each of the Parent and the Sub shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before the Closing.
          (b) Officer’s Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a senior executive officer on behalf of each of the Parent and the Sub, as to the fulfillment of the conditions set forth in Section 6.2(a).
          (c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.
          (d) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any proceeding (or by any other Person any proceeding that has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement.
     6.3. Conditions to Obligations of the Parent and the Sub. The obligations of the Parent and the Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at the Effective Time of the following additional conditions:
          (a) Representations, Warranties and Covenants of the Company. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (without regard to any materiality or Material Adverse Effect limitations therein and except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date), with such exceptions (other than, in the case of the last sentence of Section 3.5, which shall not be subject to the following qualification) as would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) to materially impair the ability of the Company to fulfill its obligations under this Agreement. The Company shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before the Closing.
          (b) Officer’s Certificate. The Company shall have delivered to the Parent a certificate, dated the Closing Date and signed by a senior executive officer of the Company, as to the fulfillment of the conditions with respect to the Company, set forth in Section 6.3(a).
          (c) Resignations. The Company shall have received, and delivered copies to the Parent and the Sub of, valid resignations, effective as of immediately following the Effective Time, from all of the non-employee directors of the Company.
          (d) Cash at Closing. The Parent shall have received evidence, reasonably satisfactory to it, that as of the Effective Time the Company shall have no less than an amount in cash and cash equivalents equal to $20,000,000, after giving effect to the Closing (and subtracting any amount paid by the Company at or prior to the Closing in respect of any Parent Costs), calculated in accordance with GAAP and in a manner consistent with the principles, procedures and elections used in the preparation of the Financial Statements (which amount shall not include cash and cash equivalents held by the Company or the Company Subsidiaries on behalf of their respective clients or any marketable securities).
          (e) Deal Expenses. The Parent shall have received evidence, reasonably satisfactory to it, that all Deal Expenses have been paid.
          (f) Consents. All Consents set forth on Section 6.3 of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.
          (g) No Material Adverse Effect. Since December 31, 2009, there shall not have been any change, event, condition or circumstance that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect.
          (h) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any proceeding (or by any other Person any proceeding that has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or seeking to obtain from the Parent or any of its Subsidiaries in connection with the Merger any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Parent or any of its Subsidiaries of any portion of the business or assets of the Parent, the Company or any of their respective Subsidiaries, or to compel the Parent, the Company or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Parent, the Company or any of their respective Subsidiaries, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit the Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any Subsidiary.
          (i) Key Executive. The Key Executive shall not be incapable of performing his long-term duties and functions consistent with the requirements of the Employment Agreement because of the death or incapacitation of the Key Executive.
          (j) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Company and the Escrow Agent.
ARTICLE VII
TAX INDEMNIFICATION
     7.1. Tax Indemnification.
          (a) Subject to the terms and conditions set forth in this Article VII and Article VIII, the Parent Indemnitees shall be indemnified and held harmless from and against, (i) any and all Taxes imposed on or due with respect to the Company or to any of the Company Subsidiaries for any Pre-Closing Period, (ii) any Taxes resulting from, arising out of or related to any breach by the Company of the representations and warranties set forth in Section 3.13(j), (k) and (l) or the covenants set forth in

Section 5.7(b) and (c), (iii) any obligation of the Company or any of the Company Subsidiaries for any Pre-Closing Period to contribute to the payment of a Tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Company or any of the Company Subsidiaries and any corporation other than the Company and the Company Subsidiaries, (iv) any (A) gross-up payment that results from the imposition of Taxes under Section 4999 of the Code on any excess parachute payments (as that term is used for purposes of Section 4999 of the Code) resulting (either alone or in combination with another event) from the execution and delivery of this Agreement or the transactions contemplated thereby (for purposes of this Article VII and related provisions of Article VIII and of the Escrow Agreement, any such gross-up payment shall be deemed to be a Tax) and (B) loss of any Tax deduction (excluding any loss of deduction on any gross-up payment to the extent the indemnification for the gross-up payment is not included in the taxable income of the Company or any Company Subsidiary) by the Company or any Company Subsidiary, or any successor thereto, resulting from the application of Section 280G of the Code to any payment (as that term is used for purposes of Section 280G of the Code and any regulations promulgated thereunder) made to a current or former employee, director, service provider, or shareholder of the Company or any Company Subsidiary and resulting (either alone or in combination with another event) from the execution and delivery of this Agreement or the transactions contemplated thereby, (v) any Taxes resulting from the denial of deductions for the items described in clauses (a) and (b) of the definition of Closing Tax Benefits and (vi) any Taxes required to be withheld in connection with the consummation of the transactions contemplated by this Agreement as a result of the Company or any of the Company Subsidiaries being a “United States real property holding corporation” within the meaning of Section 897(c) of the Code at any time during the 5-year period ending on the Closing Date.
          (b) The Company, the Company Subsidiaries, and the Parent will be liable for, and will indemnify, defend and hold the Company Indemnitees harmless from and against any and all Taxes (i) of the Company or any Company Subsidiary for which the Company Indemnitees are not required to indemnify the Company, the Company Subsidiaries, or the Parent pursuant to Section 7.1(a) of this Agreement or (ii) resulting from, arising out of or related to any breach of the covenant set forth in Section 5.7(a).
          (c) Notwithstanding anything to the contrary herein, the Parent Indemnitees shall not be indemnified under this Agreement with respect to Taxes of the Company or the Company Subsidiaries to the extent of the reserves for Taxes taken into account in calculating Adjusted Working Capital.
          (d) A Person entitled to indemnification for Taxes under this Section 7.1 shall also be entitled to indemnification for all reasonable fees and costs (including reasonable outside professional fees and costs) incurred in contesting or otherwise in connection with any such Taxes.
     7.2. Straddle Period Allocation and Tax Returns.

          (a) In the case of any Straddle Period, Tax items will be apportioned between Pre-Closing Periods and Post-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date, provided that:
          (i) any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement will be treated as occurring in a Pre-Closing Period and any Tax item incurred by reason of any transaction not contemplated by this Agreement and occurring after the Closing will be treated as occurring in a Post-Closing Period;
          (ii) depreciation, amortization and depletion will be apportioned on a daily pro rata basis; and
          (iii) any liability of the Company or any of the Company Subsidiaries for any real property Tax, any personal property Tax, or any similar ad valorem obligation will be apportioned between Pre-Closing Periods and Post-Closing Periods based on the number of days of such Tax Period that fall on or prior to the Closing Date and the number of days of such Tax Period that fall after the Closing Date.
          (b) The Parent shall cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns with respect to the Company or any Company Subsidiary for (i) all Straddle Periods and (ii) to the extent required to be filed (or otherwise filed) after the Closing Date, all Pre-Closing Periods, and such Tax Returns shall, with respect to any Pre-Closing Period, to the extent permitted by Applicable Tax Law, be prepared in a manner consistent with past practice of the Company or relevant Company Subsidiary unless the Representative consents otherwise (which consent shall not be unreasonably withheld or delayed).
          (c) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that Fidelity Sedgwick Corporation and each of the other FSH Subsidiaries (but not the Company) will file a consolidated federal income tax return for calendar year 2009 unless (i) the Representative or the Company receives confirmation from the IRS in writing that the Company and each of the FSH Subsidiaries are eligible to file a consolidated federal income tax return for calendar year 2009 with the Company as the common parent, and (ii) Parent consents to filing on that basis, such consent not to be unreasonably withheld.
     7.3. Notice and Payment of Indemnified Amounts.
          (a) Duty to Notify. The Parent shall notify the Representative of any Taxes paid or incurred by any of the Parent Indemnitees which are subject to indemnification under this Article VII. The Representative shall notify the Parent of any Taxes paid or incurred by the Company Indemnitees which are subject to indemnification by the Parent, the Company, and the Company Subsidiaries under this Article VII.

          (b) Explanation of Claim. Any notice contemplated by this Section 7.3 shall include a detailed calculation and a brief explanation of the basis for such indemnification.
     7.4. Nature of Payments. Any payment (other than interest on a payment) owing to any of the Parent Indemnitees pursuant to this Article VII shall be treated by all parties for all purposes as a reduction of the Initial Merger Consideration. Any payment (other than interest on a payment) owing to the Company Indemnitees pursuant to this Article VII shall be treated by all the parties for all purposes as a net adjustment to the Initial Merger Consideration.
     7.5. Tax Audits and Contests; Cooperation.
          (a) After the Closing Date, except as provided in (b), (c) and (d) below, the Parent shall control the conduct, through counsel of its own choosing and at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of the Company Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).
          (b) Subject to paragraph (d) below, in the case of a Contest after the Closing Date that relates solely to Taxes for which any of the Parent Indemnitees is entitled to be indemnified under Section 7.1 and which are not reportable on any combined, consolidated, or unitary Tax Return that includes any entity other than the Company or a Company Subsidiary, the Representative shall control the conduct of such Contest, but the Parent shall have the right to participate in such Contest at its own expense, and the Representative shall not be able to settle, compromise and/or concede any portion of such Contest without the consent of the Parent, which consent shall not be unreasonably withheld or delayed; provided that, if the Representative fails or declines to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Representative of notice of such Contest, the Parent shall have the right to assume control of such Contest but the Representative shall have the right to participate in such Contest at its own expense and the Parent shall not be able to settle, compromise and/or concede any portion of such Contest that is likely to result in a claim for indemnification hereunder without the consent of the Representative, which consent shall not be unreasonably withheld or delayed.
          (c) Subject to paragraph (d) below, in the case of a Contest after the Closing Date that relates both to Taxes for which any of the Parent Indemnitees is entitled to be indemnified under Section 7.1 and either (i) to Taxes for which the Parent Indemnitees are not indemnified under Section 7.1, or (ii) to any Taxes reportable on any combined, consolidated, or unitary Tax Return that includes any entity other than the Company or a Company Subsidiary, the Parent shall control the conduct of such Contest, but the Representative shall have the right to participate in such Contest at its own expense, and with respect to any Tax for which the Parent is indemnified under Section 7.1, the Parent shall not settle, compromise and/or concede such Contest without the consent of the Representative, which consent shall not be unreasonably withheld or delayed.
          (d) Notwithstanding anything to the contrary in this Section 7.5, the Representative shall, at its sole expense (including, for the avoidance of doubt, reasonable expenses incurred by the Company or any Company Subsidiary in cooperating with the Representative or in filing any amended Tax Return or other submission), control the portion of any Contest, or any other proceeding with any Governmental Authority, that relates to Taxes for which any of the Parent Indemnitees is entitled to be indemnified under Section 7.1(a) as a result of a breach of the representations and warranties set forth in Section 3.13(l), provided that, (i) subject to such control, following the execution of this Agreement, the Representative shall consult with the Parent and its counsel with regard to the conduct of any such Contest or proceeding, shall keep the Parent and the Company informed of any proceedings, events and developments in connection therewith, shall provide the Parent and the Company copies of all substantive correspondence and documents relating thereto (including, for the avoidance of doubt, any substantive correspondence and documents relating to procedural aspects of any such Contest or proceeding), and shall, to the extent reasonably practical, provide the Parent, the Company and the Parent’s counsel the opportunity to review and comment in advance on substantive submissions to any Governmental Authority in connection therewith, and (ii) the Representative shall have the right to settle, compromise and/or concede that portion of any such Contest or proceeding without consent of the Parent unless any such action taken by the Representative would have an adverse effect on any of the Parent Indemnitees for which the affected party is not indemnified pursuant to Section 7.1(a). If the Representative fails or declines to assume control of the conduct of any such Contest or proceeding within ten (10) Business Days following the receipt by the Representative of any notice of such a Contest or proceeding, the Parent shall have the right to assume control of such Contest or proceeding but the Representative shall have the right to participate in such Contest or proceeding at its own expense and the Parent shall not be able to settle, compromise and/or concede any portion of such Contest or proceeding that is likely to result in a claim for indemnification hereunder without the consent of the Representative, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, the Parent Indemnitees shall be indemnified as provided in Section 7.1(a) for all reasonable fees and costs (including reasonable outside professional fees and costs) incurred in the control of any Contest or proceeding governed by this Section 7.5(d) (including any such costs relating to filing any amended Tax Return or other submission) regardless of whether or not any indemnifiable Taxes are required to be paid in connection with or as a result thereof.
          (e) The Representative and the Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Company Subsidiaries as is reasonably requested for the preparation, prosecution, defense or conduct of any Contest, other proceeding (including a request for regulatory relief) or the preparation and filing of amended Tax Returns. The Representative and the Parent shall reasonably cooperate with each other in the conduct of any Contest, other proceeding (including a request for regulatory relief) or the preparation and filing of amended Tax Returns involving or otherwise relating to the Company or the Company Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.5. Any information obtained under this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding or as otherwise required by law.
          (f) Each of the Parent and the Company shall use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company and the Company Subsidiaries that relate to any Tax Periods (or portions thereof) ending on or before the Closing Date until the expiration of the applicable statutes of limitations.
          (g) The Parent shall promptly notify the Representative, and the Representative shall promptly notify the Parent, in writing within 30 Business Days from the receipt of notice of any pending or threatened Tax audits or assessments of the Company or any Company Subsidiary, with respect to which the notifying party may seek to be indemnified under Section 7.1. Failure to notify the indemnifying party under this Section 7.5(g) shall not relieve the indemnifying party from its obligations under Section 7.1, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. In that case, the amount the indemnifying party is otherwise required to pay under Section 7.1 shall be reduced by the amount determined pursuant to the preceding sentence.
     7.6. Tax Refunds; Tax Credits; Tax Benefits.
          (a) Subject to the provisions of Section 7.6(b), the Company and the Company Subsidiaries shall be entitled to any Tax refund, Tax credit or Tax Benefit that is received after the Closing Date with respect to Taxes of the Company or any of the Company Subsidiaries.
          (b) If there is an adjustment to the amount of Tax (without regard to interest, penalties, or additions to tax) (a “Tax Adjustment”) of the Company or any of the Company Subsidiaries for which any of the Parent Indemnitees shall have been indemnified pursuant to Section 7.1(a) hereof (an “Indemnified Tax Adjustment”) and such Tax Adjustment arises from the deferral or disallowance of a deduction, credit or loss that results in the allowance of a deduction (including any loss carryforward) or credit to the Company or any Company Subsidiary in any Tax Period and such allowance produces a Tax refund, Tax credit or Tax Benefit, the Company shall, within 30 days of receipt thereof, deliver the amount of such Tax refund, Tax credit or Tax Benefit as provided in Section 7.6(f) below to the extent of the amount of the Indemnified Tax Adjustment, subject to Section 7.6(c).
          (c) If the amount of any Tax Adjustment referred to in the preceding paragraph exceeds the amount of the related Indemnified Tax Adjustment, the Company and the Company Subsidiaries shall be entitled to retain the resulting Tax refund, Tax credit or Tax Benefit up to the amount of such excess.
          (d) For purposes of this Section 7.6, a Tax refund, Tax credit or Tax Benefit shall be treated as having been “received” when it results in an actual refund of Taxes previously paid or an actual reduction in Taxes otherwise payable as reported on the Company’s or applicable Company Subsidiary’s Tax Returns (other than Estimated Tax Returns) as filed or subsequently adjusted.
          (e) Subject to the other provisions of this Section 7.6, if the Holders or any Affiliate of the Holders receive any Tax refund or credit after the Closing Date with respect to the Taxes of the Company or any of the Company Subsidiaries, the Holders shall, within 30 days, pay the amount of such Tax refund or credit (together with any interest received in connection with such Tax refund or credit) to the Company. Any payment made after such 30-day period shall include interest at the prime rate as published in the Wall Street Journal calculated on a daily basis accrued from the final day of the 30-day period until the date of payment.
          (f) Any amount that is delivered by the Company under Section 7.6(b) shall be treated for all purposes of Section 8.4 and of the Stockholder Agreements as reducing the amount that the Parent Indemnitees have been paid pursuant to Article VII. Any amount to be delivered by the Company pursuant to Section 7.6(b) (i) prior to the Distribution Date (as defined in the Escrow Agreement) shall be delivered to the Escrow Agent to be held and disbursed under the terms of the Escrow Agreement and (ii) on or after the Distribution date shall be (x) delivered to the Representative to be distributed to the Holders, (y) delivered to the Escrow Agent to be held and disbursed under the terms of the Escrow Agreement or (z) retained by the Company, in each case as determined under the terms of the Escrow Agreement as if the amount to be delivered had been held in the Escrow Account from the Closing Date to the Distribution Date (in each case net of any applicable withholding tax).
ARTICLE VIII
INDEMNIFICATION
     8.1. Survival of Representations and Warranties and Covenants.
          (a) The representations and warranties set forth herein (other than the representations and warranties in Section 3.13), and the right to commence any claim with respect thereto, shall survive for 12 months from the Closing Date and shall expire thereafter, and the representations and warranties set forth in Section 3.13, and the right to commence any claim with respect thereto, shall survive for 27 months from the Closing Date and shall expire thereafter (such additional 15-month period, the “Extended Survival Period”), it being understood and agreed that the Parent and its Affiliates’ right to make any claim for indemnification under Article VII (including, without limitation, in respect of the representations and warranties in Sections 3.13(j), (k), and (l)) and Section 8.2(a)(iii) shall survive for 27 months from the Closing Date; provided that in the event written notice of any claim for indemnification under Section 8.2 or Section 7.1 shall have been given in accordance with Section 8.3(b) or Section 7.3 hereof or written notice of the commencement of a Tax audit shall have been given in accordance with Section 7.5(f) hereof within the applicable survival period, the right to be indemnified with respect to such matter shall survive until such time as such matter is fully and finally resolved. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect or be deemed to modify the representations and warranties in this Agreement, and the parties may rely on the representations, warranties and covenants in this Agreement, and any schedule, exhibit or certificate in respect thereof, irrespective of any information obtained by them by any investigation, examination or otherwise, in all cases subject to any and all limitations to which such representations, warranties and covenants are subject pursuant to this Agreement, including the Company Disclosure Schedule.
          (b) Any covenant or agreement of the parties contained in this Agreement which by its terms contemplates performance after the Closing shall survive the Closing in accordance with its terms; provided, that this provision is not intended to release any party from liability for any breach occurring prior to the Closing of any covenant or agreement that does not survive the Closing.
     8.2. Indemnification.
          (a) Subject to the terms and conditions of this Article VIII, from and after the Closing Date, the Parent and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and each of their respective directors, officers and employees (collectively, the “Parent Indemnitees”), shall be indemnified and held harmless from and against any and all Losses, whether or not resulting from any Third Party Claims, resulting from, arising out of or related to:
          (i) any breach by the Company of any representation and warranty of the Company (without regard to any limitation as to Material Adverse Effect or materiality contained therein (collectively, the “Excluded Qualifiers”)) in this Agreement or in the certificate delivered pursuant to Section 6.3(b); provided, however, that this provision shall not apply to Taxes, which shall be governed by Article VII;
          (ii) the failure of the Company to perform any of its covenants or agreements contained in this Agreement in accordance with the terms hereof; provided, however, that this provision shall not apply to Taxes (other than Transfer Taxes), which shall be governed by Article VII; and
          (iii) in the event that the E&O Tail is not purchased at or prior to the Closing, any claim that would be payable under the Company’s errors and omission liability insurance coverage, as in effect on the date hereof, if such coverage was subject to a $500,000 aggregate retention for a policy period expiring on the last day of the Extended Survival Period rather than a $500,000 per occurrence retention; provided that the maximum amount recoverable by the Parent Indemnities under this Section 8.2(a)(iii) shall not exceed $1,500,000 in the aggregate.
          (b) Subject to the terms and conditions set forth in this Article VIII, from and after the Closing Date, each of the Parent and the Sub shall, jointly and severally, indemnify and hold harmless each of the Holders and their respective Affiliates (other than the Company and the Company Subsidiaries) and each of their respective present and former directors, officers and employees (collectively, the “Company Indemnitees”), against any and all Losses incurred or suffered by any Company Indemnitee, arising out of (i) any breach by the Parent or the Sub of any representation and warranty of the Parent or Sub (without regard to the Excluded Qualifiers) in this Agreement or in the certificate delivered pursuant to Section 6.2(b) and (ii) the failure of the Parent or Sub to perform any of its covenants or agreements contained in this Agreement in accordance with the terms hereof.
     8.3. Claims.
          (a) A party entitled to indemnification under this Agreement shall be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party under this Agreement shall be referred to as an “Indemnifying Party”; provided that in the case of Sections 7.1 and 8.2(a), the Representative shall be deemed to have such rights as though it were the Indemnifying Party for purposes of this Section 8.3 and Section 7.3 (for the avoidance of doubt, without being subject to the indemnification obligations under Section 8.2 or Section 7.1, which shall be satisfied pursuant to the provisions of 8.4(a)).
          (b) Each Indemnified Party agrees to provide prompt written notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article VIII, which notice shall: (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) if possible, provide a reasonable estimate of the amount of the Losses asserted therein, (iii) specify the provision or provisions of this Agreement under which such Losses are asserted and (iv) in the case of a Third Party Claim, include copies of all notices and documents (including court papers), if any, served on or received by the Indemnified Party by such third party; provided, however, that the failure to give such notification shall not affect the indemnification provided under this Article VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
          (c) The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any claim asserted by any third party (“Third Party Claim”). If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or admits any liability in connection therewith and (ii) the Indemnified Party shall be entitled to participate in (but not conduct or control) the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) authorized by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.
          (d) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (e) If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).
          (f) If the Indemnifying Party has disputed its liability with respect to any claim hereunder, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.18 and Section 10.19.
          (g) For the avoidance of doubt, Sections 8.3(b) through (f) shall not apply to Taxes (other than Transfer Taxes), which shall be governed by Article VII.
     8.4. Limitations; Payments.
     (a) Notwithstanding anything contained in this Agreement to the contrary, the Parent Indemnitees shall be entitled to indemnification under this Agreement (i) in the case of indemnification for Losses under Section 8.2(a)(i) (other than in respect of a breach of Section 3.2), only to the extent that the aggregate amount of all such Losses exceeds, on a cumulative basis, 1% of the Purchase Price, and then only to the extent of such excess, (ii) only to the extent that the aggregate amounts required to be paid to the Parent Indemnitees in respect of all Losses and under Article VII shall not exceed in the aggregate 10% of the Purchase Price, plus all Earnings (as defined in the Escrow Agreement) to which they are entitled under the terms of the Escrow Agreement and (iii) only to the extent of funds available in the Escrow Funds, it being understood that such Escrow Funds shall be the sole and exclusive source of recovery and remedy of any Parent Indemnitee with respect to any claim for indemnification under Sections 7.1 and 8.2(a) and, as such, the indemnification obligations set forth herein are non-recourse to the Company, the Company Subsidiaries or the Holders in all respects; provided, that the limitation in this clause (iii) shall not apply with respect to claims of Parent Indemnitees for indemnification under Section 7.1 and Section 8.2(a)(iii) that are validly brought pursuant to the terms of this Agreement during the Extended Survival Period, it being understood that the Parent Indemnitees shall have the right to seek indemnification from the Primary Shareholders pursuant to the terms and limitations set forth in the Stockholder Agreements; provided, further, that the limitations in clauses (i) through (iii) shall not apply to any Losses resulting from, arising out of or relating to any intentional misrepresentation or any fraud.
          (b) Notwithstanding anything contained in this Agreement to the contrary, the Company Indemnitees shall be entitled to indemnification under this Agreement:
          (i) in the case of indemnification for Losses under Section 8.2(b)(i) only to the extent that the aggregate amount thereof exceeds, on a cumulative basis, 1% of the Purchase Price, and then only to the extent of such excess; and
          (ii) only to the extent that the aggregate amount required to be paid to the Company Indemnitees does not exceed in the aggregate 10% of the Purchase Price; provided, that the limitations in clauses (i) and (ii) shall not apply to any Losses resulting from, arising out of or relating to any intentional misrepresentation or any fraud.
     (c) The amount of any Losses that the Indemnifying Party is obligated to pay to the Indemnified Party pursuant to this Article VIII or, with respect to clause (ii) of this sentence only, all amounts that the Indemnifying Party is obligated to pay to the Indemnified Party pursuant to Article VII, shall be net of (i) any amounts collected in connection with such Losses from any applicable insurance policies or other prior or subsequent recoveries from any other Person alleged to be responsible for such Losses, in each case subject to the limits in the last sentence of this Section 8.4(c) and in Section 8.7 and (ii) any Tax Benefit (net of any associated Tax Cost) actually realized by an Indemnified Party arising from the incurrence or payment of any such Losses and the receipt of indemnity payments hereunder. Any Indemnified Party shall use reasonable efforts to (i) collect any amounts available under such insurance policies or from such other Person alleged to be responsible and (ii) realize any Tax Benefit with respect to any indemnified Losses. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any indemnified Losses, subsequent to an indemnification payment by the Indemnifying

Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount; provided, that such reimbursement shall only be required to the extent the Indemnified Party would otherwise retain an amount greater than the full amount of the Losses incurred by the Indemnified Party as a result of the underlying claim.
          (d) The Indemnified Parties shall be deemed not to have suffered or incurred a Loss in respect of any item to the extent (and only to the extent) an amount in respect of such item has reduced Adjusted Working Capital or increased Pension Underfunding.
     8.5. Remedies Exclusive. Except in cases of intentional misrepresentation or fraud or as otherwise specifically provided herein, the remedies provided in Article VII and this Article VIII shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the parties from and after the Closing in connection with any breach of a representation or warranty or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled.
     8.6. Duty to Mitigate. Each Indemnified Party shall take all commercially reasonable efforts required by Applicable Law, at the expense of the Indemnifying Party, to mitigate any claim or liability that an Indemnified Party asserts or is reasonably likely to assert under this Article VIII or Article VII upon becoming aware of any event that would reasonably be expected to give rise to such assertion. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, to the extent required by Applicable Law, no Indemnifying Party shall be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
     8.7. Assignment of Claims. If an Indemnified Party receives any payment in respect of any Loss pursuant to Section 8.3 and such Indemnified Party could have recovered all or a part of such Loss from an unaffiliated third party (a “Potential Contributor”) based on the underlying claim asserted, if the Indemnified Party shall have received full payment of all Losses with respect to such claim, such Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor any amount of such Loss that the Indemnifying Party paid to the Indemnified Party pursuant to this Article VIII; provided, that if the Indemnified Party shall not have received payment in full of all such Losses (including as a result of any limits on indemnification in this Article VIII), then no such assignment shall be required until such full payment has been received from the Indemnifying Party and such third party.

     8.8. Tax Indemnification. Except as otherwise expressly provided in this Article VIII, this Article VIII shall not apply to indemnification with respect to Taxes (other than Transfer Taxes), which is provided for in Article VII.
ARTICLE IX
DEFINITIONS
     9.1. Definition of Certain Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth below; provided that all capitalized terms defined in this Article IX or elsewhere in this Agreement that are defined in the singular shall have a comparable meaning when used in the plural and vice versa. All references herein to a Section, Article, Annex, Exhibit, Schedule or Recital are to a Section, Article, Annex, Exhibit, Schedule or Recital of or to this Agreement, unless otherwise indicated and the words “hereof”, “hereto,” “herein” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision. The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used.
     “Adjusted Working Capital” means an amount equal to (a) current assets of the Company and its consolidated Company Subsidiaries less (b) current liabilities of the Company and its consolidated Company Subsidiaries, in each case as of the Closing (after giving effect to the Closing), calculated in accordance with the GAAP principles, procedures and elections used in the preparation of the Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustments resulting from the Merger and without giving effect to the incurrence or payment by the Company of any Parent Costs made on or prior to the Closing); provided, that notwithstanding the foregoing, (w) current assets will include an accrual for the amount of the Closing Tax Benefits, (x) current liabilities will include an accrual for the amount of any Deal Expenses not fully paid on or before the Closing as is required under Section 6.3(e) (which Section, for the avoidance of doubt, can be waived only by the Parent, in its sole discretion), (y) current liabilities will exclude (A) Life of Claim Liabilities as of the Closing (after giving effect to the Closing) and (B) Permanent Liabilities as of the Closing (after giving effect to the Closing) and (z) the asset/liability for current income Taxes and for deferred income Taxes shall be determined presuming the accuracy of the representation set forth in Section 3.13(l). For the avoidance of doubt, the amount of the asset/liability for current income Taxes and for deferred income Taxes included in current assets and current liabilities for purposes of this definition for the items described in clauses (a) and (b) of the definition of Closing Tax Benefits shall be limited to the amount of Closing Tax Benefits included in Adjusted Working Capital pursuant to clause (w) hereof.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and (for the avoidance of doubt) with respect to the Company, includes each Primary Shareholder and its respective Affiliates.

     “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     “Applicable Laws” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
     “Applicable Tax Law” means any law of any nation, state, region, province, locality, municipality, or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws.
     “Balance Sheet” means the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009.
     “Balance Sheet Date” means December 31, 2009.
     “Board” means the Board of Directors of the Company.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.
     “Buyer Plan” means each employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement, agreement and contract) for the benefit of any current or former officer, employee, director, consultant or independent contractor of the Parent or the Surviving Corporation that is maintained or contributed to by the Parent or the Surviving Corporation or under which the Parent or Surviving Corporation has any continuing payment obligations.
     “Closing Date Fair Value” means an amount (rounded to the nearest $0.01) equal to the quotient obtained by dividing (x) (i) the Purchase Price plus (ii) the Option Exercise Consideration minus (iii) the FSC Preferred Stock Redemption Amount minus (iv) the Facility Indebtedness minus (v) the Preliminary Adjustment Amount, by (y) the number of Fully Diluted Shares.
     “Closing Tax Benefits” means an amount equal to 39.135 percent of the sum of all the maximum amounts properly taken into account as deductions for United States federal income tax purposes by the Company and the Company Subsidiaries for any Tax Period (but only to the extent that the Company has not taken such deductions into account in calculating the amount of any tax payment (including any estimated tax payment) prior to the Closing Date) that are attributable to (a)(i) any Company Options granted pursuant to the Company’s 2006 Stock Incentive Plan, whether vested or unvested prior to or as of the Closing Date and (ii) any other compensation (excluding any such amount that does not reduce Adjusted Working Capital) payable to any present or former employee or consultant of the Company or any Company Subsidiary in each case as a result (either alone or in combination with another event) of either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (b) the total amount of Deal Expenses incurred by the Company or any of the Company Subsidiaries on or before the Closing Date.
     “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
     “Company Stock” means the Common Stock.
     “Company Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.
     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Contract” means any written or oral agreement, contract, commitment, instrument, undertaking or arrangement.
     “Deal Expenses” means (i) the fees and expenses payable to lawyers (including Dewey & LeBoeuf LLP), investment bankers, if any, and accountants for the Company and the Holders, including, without limitation, in connection with any proposed initial public offering by the Company, (ii) any amounts payable upon Closing to any employee or consultant of the Company or any Company Subsidiary in respect of the Company’s 2006 Stock Incentive Plan, the occurrence of the transaction contemplated hereby or otherwise and (iii) any other costs and expenses incurred by the Company and the Company Subsidiaries on or prior to the Closing incident or related to this Agreement and the transactions contemplated hereby.
     “Debt Commitment Letter” the executed commitment letter, dated as of the date hereof, among the Parent, Bank of America, N.A., Bank of America Securities LLC and Barclays Bank PLC, including all exhibits, schedules, annexes and amendments thereto, and the related fee letter (with fee amounts redacted).
     “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, as well as all judicial and administrative orders, interpretations and determinations relating to health and safety or pollution or protection of the environment, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
     “Equity Financing Letters” means (a) the executed commitment letter, dated as of the date hereof, among Trident IV, L.P., Trident IV Professionals Fund, L.P. and the Parent including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement and (b) the executed commitment letter, dated as of the date hereof, among Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P. and Parent including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement.
     “Escrow Agent” means a nationally recognized bank or trust company to be mutually agreed by the Company and the Parent.
     “Escrow Agreement” means the escrow agreement by and among the Company, the Representative, and the Escrow Agent, substantially in the form of Exhibit E attached hereto, with such changes to the agent liability and exculpation provisions as may be agreed among the parties.
     “Escrow Funds” means 10% of Purchase Price.
     “Exercise Price” means, with respect to any Company Option, the per share amount required to be paid by the holder thereof to exercise such Company Option.
     “Facility Indebtedness” means all of the indebtedness outstanding of the Company and the Company Subsidiaries (including any obligations under interest rate, currency or commodity derivatives or other hedging transactions (including all costs and fees of every kind related to terminating such derivatives or other transactions), other long-term obligations of the Company for borrowed money, breakage costs and other fees payable in connection with the prepayment thereof); provided, that Facility Indebtedness as of the Closing shall not include amounts repaid by the Company prior to the Closing pursuant to Section 2.5(b).
     “FSC Preferred Stock” means the issued and outstanding shares of preferred stock of Fidelity Sedgwick Corporation, par value $0.001 per share.
     “FSC Preferred Stock Redemption Amount” means an amount equal to (i) the product of (x) $10, times (y) the number of shares of FSC Preferred Stock issued and outstanding immediately prior to Closing, plus (ii) the amount of any accrued but unpaid dividends owed by Fidelity Sedgwick Corporation on the FSC Preferred Stock as of the Closing Date.

     “FSH Subsidiaries” means, for all Tax Periods beginning on or after February 1 2006, (i) the corporations listed on Form 851 of the consolidated federal income tax returns filed by the Company prior to the date hereof for the years ended December 31, 2006 and December 31, 2007, with respect to any Tax Periods ending in such years and (ii) the corporations listed on Form 851 of the consolidated federal income tax return filed by the Company prior to the date hereof for the year ended December 31, 2008, with respect to any other Tax Period ending on or before the Closing Date.
     “Fully Diluted Shares” means the number of shares of Common Stock issued and outstanding immediately prior to the Closing if at such time all Company Options then outstanding were exercised for shares of Common Stock.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Governmental Approval” means any Consent of, made with or obtained from, any Governmental Authority.
     “Governmental Authority” means any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body, and any self-regulatory organization.
     “Holders” means the holders of shares of Company Stock and Company Options immediately before the Effective Time.
     “Initial Common Stock Cash Consideration” means an amount (rounded to the nearest $0.01) equal to the quotient obtained by dividing (x) (i) the Purchase Price minus (ii) the FSC Preferred Stock Redemption Amount minus (iii) the Escrow Funds minus (iv) the Facility Indebtedness minus (v) the Preliminary Adjustment Amount, by (y) the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Closing and (ii) the aggregate number of Deemed Shares.
     “Intellectual Property” means all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered); Internet domain names, computer software, data, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.
     “IRS” means the Internal Revenue Service of the United States.
     “JURIS Software” means the software, computer routines, procedures, knowledge, copyrightable works (including related documentation) and other related intangible rights created, developed, prepared or enhanced by the Company in the JURIS System, but does not include the equipment, network connections or other tangible materials embodying any of the foregoing or the rights of third-parties in such equipment, network connections, or other tangible materials.
     “JURIS System” means the proprietary data management system that has been created, developed, prepared and enhanced by the Company, including the JURIS Software, documentation, and all related material and network connections that allows certain equipment to interact with the JURIS database and operating environment.
     “Key Executive Employment Agreement” means the employment agreement entered into between David A. North, Jr. and Columbus Topco Holdings, Inc. as executed in the form attach hereto as Exhibit F.
     “Knowledge of the Company” means, with respect to the Company and the Company Subsidiaries, the actual knowledge after the reasonable inquiry of any of the persons identified on Section 9.1 of the Company Disclosure Schedule.
     “KPMG” means KPMG LLP.
     “Liens” means, with respect to any property, asset or right, any mortgage, lien, pledge charge, encumbrance or security interest with respect thereto.
     “Life of Claim Liabilities” means, as of any given date, an amount equal to the total life of claim deferred revenue of the Company and its consolidated Company Subsidiaries calculated in a manner consistent with the GAAP principles, procedures and elections used in the preparation of the Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustments resulting from the Merger). For illustrative purposes only, an example showing the calculation of Life of Claim Liabilities as of December 31, 2009 is attached as Annex 3 hereto.
     “Losses” means all costs, damages, disbursements, obligations, penalties, liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies or awards (including interest, penalties, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) imposed upon or incurred, sustained or suffered by an Indemnified Party; provided, however, that Losses shall not include (i) any exemplary or punitive damages, unless such exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim or (ii) any consequential damages, unless awarded against any of the Indemnified Parties in a Third Party Claim.
     “Marketing Information” means such financial and other information as may be customary or otherwise necessary or reasonably requested by the Parent to prepare the confidential information memoranda and other marketing materials for the Debt

Financing, provided that the Parent or any of its Financing sources shall make any request for such information within twenty (20) days of the date hereof.
     “Marketing Period” shall mean the first period of thirty-five (35) consecutive days commencing after the date hereof (subject to the proviso hereto) and throughout and at the end of which (A) the Parent shall have the Required Information that the Company is required to provide to the Parent pursuant to Section 5.9(a)(iii) and (B) nothing shall have occurred and no condition shall exist or have existed that could reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 to fail to be satisfied (or result in any such failure) assuming the Closing were to be scheduled at the end of such thirty-five (35) consecutive day period; provided that (x) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG shall have withdrawn, modified or limited the use of its audit opinion with respect to any Financial Statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such Financial Statement(s) by KPMG or another independent public accounting firm reasonably acceptable to the Parent and (y) the Marketing Period shall not commence prior to the date that is earlier of (i) thirty (30) days following the date hereof or any such earlier date that the Parent may specify, in its sole discretion, and (ii) the date on which the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature can only be satisfied at the Closing) shall be satisfied. If the Company shall in good faith reasonably believe it has delivered the Required Information required to commence the Marketing Period, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, without limiting the condition to the commencement of the Marketing Period set forth in clause (B) or the proviso in the immediately preceding sentence, the Required Information will be deemed to have been delivered on the date on which the Parent received such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Information required to commence the Marketing Period and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information has not been delivered).
     “Material Adverse Effect” means any material adverse change in or effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any change or effect that results or arises from or relates to (a) changes in (i) general economic, banking, currency, capital market, regulatory, political or other similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), general financial, securities or commodities market conditions or prevailing interest rates, (ii) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate or (iii) Applicable Laws or accounting standards, principles or interpretations; provided, that any change described in this clause (a) does not disproportionately affect the Company and the Company Subsidiaries relative to other companies in their industry or (b) the announcement of this Agreement (including the identity of the Parent as the buyer of the Company).

     “Option Exercise Consideration” means the aggregate of the exercise prices with respect to all Company Options issued and outstanding as of immediately prior to the Effective Time.
     “Option Plan” means the Company’s 2006 Stock Incentive Plan.
     “Organizational Documents” means, as to any Person, if a corporation, its articles or certificate of incorporation or organization and by-laws, if a partnership, its partnership agreement or, if any other entity, all of the formation and constitutive documents of such entity.
     “Outside Date” means the date that is 60 calendar days following the date of this Agreement; provided, that if the Company or Parent are unable to obtain by the Outside Date any Governmental Approval with respect to the Company or any Company Subsidiary necessary to satisfy any closing condition set forth in Section 6.1, the Outside Date shall automatically be extended an additional 30 calendar days.
     “Parent Costs” means any amounts owed or paid by the Company at or prior to Closing in connection with the Financing or in connection with any other cost incurred by or allocable to Parent or Sub under Section 10.6 hereunder.
     “Pension Underfunding” means the amount of the accrued liabilities (as determined under GAAP) of the Pension Plans over the fair market value of its assets (as determined under GAAP), in each case determined as of the Closing Date, calculated in good faith and in a manner consistent with (i) the GAAP principles, practices and methodologies used in the preparation of the Financial Statements, consistently applied and (ii) past practice; provided, however, that irrespective of any of the foregoing requirements, the parties agree that the discount rate of 6.359% and the plan asset rate of return of 8.0% utilized in the calculation of the Financial Statements for the year ended December 31, 2009 shall be the rates utilized to calculate accrued liabilities and no party shall submit a Dispute Notice in connection with the use of such rates. For illustrative purposes only, the amount of the accrued liabilities of the Pension Plans over the fair market value of its assets as of December 31, 2009 was $20.2 million.
     “Permanent Liabilities” means, as of any given date, the amount of current liabilities of the Company and its consolidated Company Subsidiaries, net of any associated current deferred tax assets, in respect of (1) paid time off accruals, (2) incurred but not reported workers compensation claims, (3) incurred but not reported medical and dental claims and (4) errors and omissions liability reserves, calculated in a manner consistent with the GAAP principles, procedures and elections used in the preparation of the Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustments resulting from the Merger). For illustrative purposes only, an example showing the calculation of Permanent Liabilities as of December 31, 2009 is attached as Annex 3 hereto.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

     “Plan” means each employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement, agreement and contract) for the benefit of any current or former officer, employee, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained or contributed to by the Company or any of the Company Subsidiaries, or under which the Company or any of the Company Subsidiaries has any current or contingent liability or obligations.
     “Post-Closing Period” means, with respect to the Company and the Company Subsidiaries, any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
     “Pre-Closing Period” means, with respect to the Company and the Company Subsidiaries, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
     “Preliminary Adjustment Amount” means an amount equal to (a) the absolute value of the Estimated Adjusted Working Capital to the extent the Estimated Adjusted Working Capital is a negative amount, and (b) otherwise, $0.
     “Primary Shareholders” means, collectively, Fidelity National Financial, Inc., Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, Great-West Investors, L.P., Evercore Capital Partners II, L.P., Evercore Co-Investment Partnership II L.P., David A. North, Jr., North Investments, L.P. and United HealthCare Services, Inc.
     “Purchase Price” means One Billion Eighty-Nine Million Dollars ($1,089,000,000.00) minus the Pension Underfunding.
     “Shareholders” means the holders of shares of Company Stock immediately before the Effective Time.
     “Sponsors” means Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P., Trident IV, L.P. and Trident IV Professionals Fund, L.P.
     “Stockholder Agreements” means the stockholder agreements entered into among the Parent, the Sub and each of the Primary Shareholders.
     “Straddle Period” means, with respect to the Company and the Company Subsidiaries, any Tax Period that begins before and ends after the Closing Date.

     “Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.
     “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest, additions to tax, or penalties imposed by any Governmental Authority in connection with the imposition, collection or reporting of any of the foregoing.
     “Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and any agency charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.
     “Tax Cost” shall mean the Tax effect of any item of gain or income, or any other item which increases Taxes paid or payable or decreases Tax basis, including any interest with respect thereto.
     “Tax Period” means, with respect to any Tax, the period for which the Tax is computed as provided under Applicable Tax Laws.
     “Tax Returns” means all income and other reports, returns, declarations or other information required to be supplied to a Governmental Authority in connection with Taxes, including any amendments thereof and estimated returns and reports or schedules and attachments thereto of every kind with respect to Taxes.
     “Termination Fee” means a termination fee of four percent of the Purchase Price.
     “Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Stockholders Agreements and the Confidentiality Agreement.
     “Treasury Regulations” means the regulations prescribed under the Code.
     “Working Capital Adjustment Amount” means an amount equal to (a) the absolute value of the Adjusted Working Capital to the extent the Adjusted Working Capital is a negative amount, and (b) otherwise, $0.
     9.2. Other Definitions. The following capitalized terms used herein are defined in the following Sections:

Term	Section

Accountant	2.8	(c)
Adjustment Report	2.8	(d)
Agreement	Preamble
Alternative Financing	5.9	(c)
BAML Pay-Off Letter	2.5	(a)
Certificate of Merger	1.3
Chosen Courts	10.18	(b)
Closing	1.2
Closing Date	1.2
Closing Statement	2.8	(a)
Code	2.1	(d)
Company	Preamble
Company Assets	3.7	(c)
Company Disclosure Schedule	Article III
Company Indemnitees	8.2	(b)
Company Intellectual Property	3.10	(a)
Company Options	3.2	(b)
Confidentiality Agreement	5.4	(a)
Contest	7.5	(a)
Credit Agreement	2.5	(a)
Debt Financing	4.3	(a)
Deemed Shares	2.3	(a)
DGCL	1.1
Dispute Notice	2.8	(b)
E&O Tail	5.8	(c)
Effective Time	1.3
Employee	5.6
Equity Financing	4.3	(a)
ERISA	3.9	(c)
Escrow Consideration	2.1	(c)(i)
Estimated Adjusted Working Capital	2.7
Estimated Closing Statement	2.7
Estimated Pension Underfunding	2.7
Excluded Qualifiers	8.2	(a)(i)
Extended Survival Period	8.1	(a)
Final Adjustment Amount	2.8	(e)
Financial Statements	3.5
Financing	4.3	(a)
Financing Letters	4.3	(a)
FNF	Preamble
Guarantors	4.8
HSR Act	3.4	(b)
Indemnified Party	8.3	(a)
Indemnified Tax Adjustment	7.6	(b)
Indemnifying Party	8.3	(a)

Term	Section
Indemnitees	5.8	(a)
Initial Merger Consideration	2.1	(c)(i)
Leased Real Property	3.7	(a)
Leases	3.7	(a)
Limited Guarantees	4.8
Material Contracts	3.8
Merger	Recitals
Notified Party	5.12
Notifying Party	5.12
Obligations Pay-off Letter	2.5	(a)
Option Holders	3.2	(b)
Ordinary Course	3.6
Other Contracts	3.8
Owned Intellectual Property	3.10	(a)
Pay-off Letters	2.5	(a)
Parent	Preamble
Parent Indemnitees	8.2	(a)
Parent Payment Event	10.5	(c)
Pension Plans	3.9	(c)
Permitted Liens	3.7	(a)
Potential Contributor	8.7
Post-Signing Rep Breach	5.12
Representative	10.12
Required Information	5.9(a)(iv)
Review Period	2.8	(b)
Services	5.7	(d)
Sub	Preamble
Surviving Corporation	1.1
Tax Adjustment	7.6	(b)
Third Party Claim	8.3	(c)
Transfer Taxes	10.6
Unaudited Financial Statements	5.14
Waiver Breach	5.12
ARTICLE X
GENERAL PROVISIONS
     10.1. Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

     10.2. Entire Agreement. This Agreement, including the Company Disclosure Schedule, together with the Limited Guarantees, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof.
     10.3. Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of the Company or the Company Subsidiaries individually or of the Company and the Company Subsidiaries taken as a whole.
     10.4. Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and none of the parties is relying on any statement (including any projected financial information, estimates or budgets provided to the Parent), representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT EACH OF THE PARENT AND THE SUB TAKES THE ASSETS OF THE BUSINESS “AS IS” AND “WHERE IS.” The parties agree that this is an arm’s length transaction. The Parent acknowledges that it is a sophisticated investor and that there is no special relationship of trust or reliance between the Parent on the one hand, or the Company on the other hand.
     10.5. Termination.
          (a) This Agreement may be terminated (i) at any time prior to the Closing Date by mutual written consent of the Parent and the Company, by action of their respective board of directors, (ii) by either the Parent or the Company by written notice to the other party, if the Closing has not taken place on or before the Outside Date or such later date as the parties may agree to in writing, provided that (A) if the Marketing Period has commenced on or before any such Outside Date, but not ended on or before any such Outside Date, such Outside Date shall automatically be extended by 30 days and (B) the Outside Date shall not occur sooner than three Business Days after the final day of the Marketing Period, provided, however, that in the case of either (A) or (B) the Outside Date shall not be extended beyond the 90th day following the date of this Agreement, provided, further, that the right to terminate this Agreement pursuant to this Section 10.5(a)(ii) shall not be available to any party if the failure of Closing to take place on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement, or (iii) by either the Parent or the Company by written notice to the other party if any event, fact or condition occurs or exists that otherwise makes it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, and such event, fact or condition shall not have been cured by the non-terminating party or waived by the terminating party within 5 Business Days of notice thereof from the terminating party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing. Any party desiring to terminate this Agreement pursuant to clause (ii) or (iii) above shall give written notice of such termination to the other parties.
          (b) If this Agreement is terminated as permitted by Section 10.5(a), such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party, including the parties to the Debt Commitment Letter) to the other parties to this Agreement; provided that, and subject to Section 10.5(c), if such termination shall result from any intentional or willful breach by a party hereto of its obligations contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such breach; provided, further, that nothing in this Section 10.5(b) will restrict or limit the payment of any Termination Fee if owed pursuant to the terms of Section 10.5(c) whether as a result of an intentional or willful breach or otherwise. For the avoidance of doubt, the parties agree that in the event that all of the conditions to Closing set forth in Article VI have been satisfied (or, to the extent permitted by Applicable Law, waived by the appropriate party) and any party hereto fails to consummate the transactions contemplated hereby on the Closing Date (and regardless, in the case of the Parent and the Sub, whether the Financing has been obtained), such failure shall be deemed an intentional and willful breach of this Agreement by such party and, in the case of any such breach by the Parent and the Sub, the Company’s sole and exclusive remedy will be as set forth in Section 10.5(c). The Confidentiality Agreement, Section 5.5 relating to publicity, Section 5.9, this Section 10.5 and Section 10.6 relating to certain expenses shall survive any termination of this Agreement pursuant to Section 10.5(a).
          (c) If this Agreement is terminated pursuant to clause (ii) of Section 10.5(a) or by the Company pursuant to clause (iii) of Section 10.5(a), and at such time there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of the Parent’s or the Sub’s representations and warranties or covenants or other agreements hereunder) that would reasonably be expected to cause the conditions set forth in Sections 6.1 and 6.3 not to be satisfied on or prior to the Outside Date and at such time the Parent and the Sub were required to consummate the Closing under Section 1.2 (each such termination, a “Parent Payment Event”), then the Parent shall pay the Company the Termination Fee in immediately available funds as promptly as possible (but in any event within two business days). The Company agrees that, unless and until the Closing has occurred, to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of the Parent and the Sub for such losses or damages of any kind or description shall be limited to the

Termination Fee, (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the express obligation of the Guarantors under the Limited Guarantees and (iii) in no event shall the Company seek equitable relief or seek to recover any money damages in excess of such amount from the Parent, the Sub or the Guarantors, any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents or the parties to the Debt Commitment Letter (or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents) in connection therewith. In the event of a Parent Payment Event, the Parent’s payment of the Termination Fee will be considered liquidated damages for any breach by the Parent of this Agreement and in the event of such payment, the Parent shall have no other liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement or any further liability of any kind or description with respect to this Agreement or the transactions contemplated hereby other than solely in the case of the representations, warranties, covenants or agreements expressly surviving the Closing pursuant to the last sentence of Section 10.5(b). Notwithstanding anything herein to the contrary, upon the payment of the Termination Fee or any amount in respect of the Limited Guarantee, the Company shall not have any rights or claims against any party to the Debt Commitment Letter (or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents) in connection with this Agreement, the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise.
          (d) In the event of termination by the Company or the Parent pursuant to this Section 10.5, written notice thereof shall promptly be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) The Parent shall return to the Company all documents and other materials received from the Company, its Affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
          (ii) All confidential information received by the Parent with respect to the Company and its Affiliates or its agents shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect for the remainder of its term notwithstanding the termination of this Agreement.
     (e) In the event that the Parent shall fail to pay the Termination Fee required pursuant to this Section 10.5 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became past due, at a rate equal to the prime rate as published in the Wall Street Journal calculated on a daily basis until the date of actual payment. Each of the Company and the Parent acknowledges that the Termination Fee and the other provisions of this Section 10.5 are an integral part of this Agreement and that, without these agreements, the Company and the Parent would not enter into this Agreement.
     10.6. Expenses; Transfer Taxes. Except as otherwise expressly provided herein, the Primary Shareholders shall bear the expenses incurred by them, the Company shall bear the expenses incurred by it, and the Parent shall bear the expenses incurred by it and the Sub, in each case as are incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, and all fees and disbursements of any investment bankers or finders retained by such party, whether or not the transactions contemplated hereby shall be consummated. The Parent shall bear 100% of all filing fees in connection with the filings required by the HSR Act. The Parent shall bear 50% and the Company shall bear 50% of all expenses in connection with all sale, use, transfer, conveyance, recording, registration, excise, stamp duty and similar Taxes arising from any transaction contemplated by this Agreement (“Transfer Taxes”), and the Parent shall be responsible for preparing and filing any Tax Returns in connection therewith.
     10.7. FIRPTA. Neither the Parent nor the Surviving Corporation shall withhold amounts pursuant to Section 1445 of the Code provided that the Company delivers to the Parent at the Closing a certificate complying with the Code and the Treasury Regulations, duly executed and acknowledged, certifying that the Company Stock is not a U.S. real property interest.
     10.8. Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     10.9. Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:
(i)	if to the Company to:

Fidelity Sedgwick Holdings, Inc.
1100 Ridgeway Loop Road
Memphis, TN 38120
Facsimile Number: (901) 415-7406
Attention: Chief Legal Officer

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Facsimile Number: (212) 259-6333
Attention: Gary D. Boss
Robert S. Rachofsky

(ii)	if to the Parent or the Sub to:

Columbus Midco Holdings, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

with copies to:

Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
Facsimile Number: (203) 625-8357
Attention: David J. Wermuth, Esq., Senior Principal and General Counsel

Hellman & Friedman LLC
One Maritime Plaza
12th Floor
San Francisco, CA 94111
Facsimile Number: (415) 788-1076
Attention: Arrie R. Park, Esq., General Counsel

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile Number: (212) 909-6836
Attention: Stephen R. Hertz, Esq.

(iii)	if to the Representative to:

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Facsimile Number: (904) 357-1005
Attention: General Counsel

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Facsimile Number: (212) 259-6333
Attention: Gary D. Boss
Robert S. Rachofsky

or to such other address or facsimile number or to such other Person as any party hereto shall have last designated by notice to the other party. All such notices, requests or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding Business Day in the place of receipt.
     10.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment (other than by operation of law) by any party hereto shall require the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable. Notwithstanding the foregoing, (i) the Parent and the Sub may each assign its rights hereunder by way of security in connection with any financing and the secured party may assign such rights by way of any exercise of remedies in connection therewith and (ii) Parent may assign this Agreement and all of its rights and obligations hereunder to an Affiliate, provided that the Parent remains liable for the performance thereof in the event that such Affiliate fails to perform; provided, that no assignment under this Section 10.10 shall relieve the Guarantors of their obligations under the Limited Guarantees.
     10.11. No Third Party Beneficiaries. Except with respect to (a) the Option Holders under Section 2.3, (b) the Holders under Sections 2.2, 2.4(b), 5.4(b), 8.2(a), 8.2(b) and this Section 10.11, (c) the Indemnitees under Section 5.8(a), (d) the Company Indemnitees under Article VIII, (e) the Parent Indemnitees under Article VIII and (f) any party to the Debt Commitment Letter (and their respective stockholders, partners, members, Affiliates, directors, officers, employees and agents) under Section 10.5, 10.17, 10.18 and 10.19, all of whom are intended third-party beneficiaries of this Agreement for the purposes of these respective Sections only, nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
     10.12. Representative. The Holders have separately irrevocably appointed Fidelity National Financial, Inc. to act as the designated representative, agent and attorney-in-fact of such Holders with full authority to make all decisions and determinations and to take all actions required or permitted under or relating to this Agreement and the Escrow Agreement on behalf of such Holders (Fidelity National Financial, Inc., in such capacity, the “Representative”), including (i) approving any of the documents required to be delivered by such Holders on or after the Closing Date, (ii) approving or contesting the Closing Statement and/or the Initial Merger Consideration adjustments as set forth in Article II of this Agreement, and any other matter provided for in Article II of this Agreement, (iii) administering any indemnification matter on behalf of the Holders, agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters, (iv) agreeing to any waiver, consent or amendment under or to this Agreement, provided that no such waiver, consent or amendment shall adversely affect the allocation of any consideration hereunder to any Holder who does not expressly consent thereto in writing, (v) distributing to the Holders any portion of any consideration hereunder payable to the

Holders after the Closing Date, (vi) sending, receiving and reviewing notices under this Agreement on behalf of the Holders and (vii) appointing a successor Representative in the event of the resignation or death of the then current Representative. Each Holder has acknowledged that this Section 10.12 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. All actions taken by the Representative in connection with, or relating to, the subject matter of this Agreement or the Escrow Agreement that are within the authority conferred upon the Representative pursuant to this Section 10.12 shall be deemed authorized, approved, ratified and confirmed by the Holders, having the same force and effect as if performed pursuant to the direct authorization of such Holders. Subject to the terms of the Escrow Agreement, the Representative shall be entitled, absent gross negligence or bad faith, to indemnification in connection with the performance by the Representative of its rights and obligations pursuant to this Section 10.12 and under the Escrow Agreement, which indemnification shall be satisfied solely by having recourse against the Escrow Funds; provided that, subject to Section 7 of the Escrow Agreement, any such indemnification of the Representative shall be subject and strictly subordinated to any rights of the Parent and the other Indemnified Parties against the Escrow Fund pursuant to the Escrow Agreement, with no Escrow Funds to be paid to the Representative until the Parent and the Indemnified Parties have no further rights thereto and such funds are about to be returned to the Holders. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative on behalf of the Holders and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Representative. The Parent shall be entitled to disregard any notices or communications given or made by any Holder unless given or made through the Representative. For purposes of this Section 10.12, Holder shall refer to all holders of Company Stock.
     10.13. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
     10.14. Electronic Transmission. This Agreement, to the extent signed and delivered by means of facsimile transmission or other means of electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile or other means of electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or other means of electronic transmission, and each such party forever waives any such claim or defense.
     10.15. Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.
     10.16. Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Except to the extent made by the Company under, and subject to the terms of, Section 5.9, none of the Company, the Company Subsidiaries, the Parent or the Sub makes any representation or warranty herein other than, with respect to the Parent and the Sub, to the extent set forth in Sections 4.3 and 4.4, the accuracy of which is based on, or gives effect to, any financing sought or obtained by the Parent or the Sub in connection with the Merger.
     10.17. Governing Law. This Agreement and the agreements entered into in connection with the transaction contemplated by this Agreement shall be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws.
     10.18. Enforcement.
          (a) Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 10.5, the Parent and the Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parent or the Sub is entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Company shall not be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by the Parent or the Sub, (ii) to enforce specifically the terms and provisions of this Agreement against the Parent or the Sub or (iii) otherwise to obtain any equitable relief or remedy against the Parent or the Sub.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement (including the Equity Financing Letters or Debt Commitment Letter) or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
          (e) Each party agrees that it shall not permit any of its Affiliates to bring any action or proceeding referred to in this Section 10.18 or voluntarily support any other Person in bringing any such action or proceeding in any court other than the Chosen Courts.
     10.19. Waiver of Jury Trial.
          (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COLUMBUS MIDCO HOLDINGS, INC.
By:	/s/ David R. Tunnell
	Name:	David R. Tunnell
	Title:	Director

COLUMBUS MERGERCO, INC.
By:	/s/ David R. Tunnell
	Name:	David R. Tunnell
	Title:	Director

FIDELITY SEDGWICK HOLDINGS, INC.
By:	/s/ Jason P. Hood
	Name:	Jason P. Hood
	Title:	Executive Vice President and Chief Legal Officer

For purposes of the rights and obligations
of the Representative expressly set forth
in Article II, Article VII and Article VIII and
Sections 10.9 and 10.12 hereof only:

FIDELITY NATIONAL FINANCIAL, INC.
as Representative

By:	/s/ Brent Bickett
	Name:	Brent Bickett
	Title:	Executive Vice President, Corporate Finance

For purposes of the rights and obligations expressly set forth in Section 5.7(d) hereof only: FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Brent Bickett
	Name:	Brent Bickett
	Title:	Executive Vice President, Corporate Finance